Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

HIGH PRESSURE EQUIPMENT HOLDINGS LLC,

WASSERSTEIN PARTNERS III, LP,

WASSERSTEIN PARTNERS III (OFFSHORE), L.P.,

WASSERSTEIN PARTNERS III (OFFSHORE), LTD.,

AUDAX MEZZANINE FUND III, L.P.,

AUDAX CO-INVEST III, L.P.,

AUDAX TRUST CO-INVEST, L.P.,

CERTAIN OTHER SELLERS,

WASSERSTEIN PARTNERS III (GP), LP,

GRACO FLUID HANDLING (C) INC.

and

GRACO INC.

Dated as of December 31, 2014

TABLE OF CONTENTS

		PAGE

ARTICLE I

DEFINITIONS
Section 1.1	Definitions	2

ARTICLE II

PURCHASE AND SALE

Section 2.1	Purchase and Sale.	10
Section 2.2	Payment of Closing Payment and Escrow Amounts	11
Section 2.3	Closing	11
Section 2.4	Purchase Price Adjustment	13
Section 2.5	Sellers’ Representative	16

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Sellers	17
Section 3.2	Additional Representations and Warranties of the Offshore Sellers	18
Section 3.3	Representations and Warranties of the Company	19
Section 3.4	Representations and Warranties of Buyer	35
Section 3.5	Representations and Warranties of Guarantor	37

ARTICLE IV

CONDITIONS OF PURCHASE

Section 4.1	Conditions to Obligations of Buyer	38
Section 4.2	Conditions to Obligations of the Sellers	39

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1	Conduct of the Company’s Business	40
Section 5.2	Access to Information	41
Section 5.3	Filings and Authorizations; HSR Act Filing	42
Section 5.4	Director and Officer Liability	42
Section 5.5	COBRA	43
Section 5.6	Company 401(k) Plan	43
Section 5.7	Reasonable Best Efforts	43

i

ii

Section 9.7	Entire Agreement	60
Section 9.8	Interpretation	60
Section 9.9	Waiver and Amendment	61
Section 9.10	Counterparts; Facsimile Signatures	61
Section 9.11	Third-Party Beneficiaries	61
Section 9.12	Severability	61
Section 9.13	Specific Performance	61
Section 9.14	Privilege; Counsel	61
Section 9.15	Guaranty Regarding Buyer’s Obligations	62

Schedules and Exhibits:

Schedule I	Class A Units, Incentive Units, Blocker Shares
Schedule 9.4	Sellers’ Notice Information

Exhibit A	Form of Employment Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D1	Form of Company FIRPTA Certificate
Exhibit D2	Form of Blocker FIRPTA Certificate
Exhibit E	Form of Payoff Letter

Company Disclosure Schedule

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 31, 2014, by and among HIGH PRESSURE EQUIPMENT HOLDINGS LLC, a Delaware limited liability company (the “Company”), WASSERSTEIN PARTNERS III, LP, a Delaware limited partnership, and each other Person listed as Domestic Seller on the signature pages hereto (collectively, the “Domestic Sellers”), WASSERSTEIN PARTNERS III (OFFSHORE), L.P., a Cayman Islands exempted limited partnership (“Wasserstein Offshore”), WASSERSTEIN PARTNERS III (OFFSHORE), LTD., a Cayman Islands exempted limited company (“Wasserstein Offshore GP”), AUDAX MEZZANINE FUND III, L.P., a Delaware limited partnership, AUDAX CO-INVEST III, L.P., a Delaware limited partnership, and AUDAX TRUST CO-INVEST, L.P., a Delaware limited partnership (collectively, the “Audax Entities” and, together with Wasserstein Offshore and Wasserstein Offshore GP, the “Offshore Sellers”), WASSERSTEIN PARTNERS III (GP), LP, a Delaware limited partnership (the “Sellers’ Representative”), GRACO FLUID HANDLING (C) INC., a Minnesota corporation (“Buyer”), and, solely for purposes of Sections 1.1, 3.5 and 5.3 and Articles VIII and IX, GRACO INC., a Minnesota corporation (“Guarantor”).

RECITALS

WHEREAS, Wasserstein Offshore GP owns all outstanding series A shares of common stock, par value $1, and Wasserstein Offshore owns all outstanding series B shares of common stock, par value $1, of High Pressure Equipment (Wasserstein HIP Corp.), a Delaware corporation (the “Wasserstein Blocker”);

WHEREAS, the Audax Entities collectively own all outstanding shares of common stock, par value of $0.01, of Audax HIP, Inc., a Delaware corporation (the “Audax Blocker” and, together with the Wasserstein Blocker, the “Blocker Corporations”);

WHEREAS, each Blocker Corporation and each Domestic Seller owns the number of Class A Units and, to the extent applicable, Incentive Units set forth opposite such Blocker Corporation’s or such Domestic Seller’s (as applicable) name on Schedule I;

WHEREAS, each Offshore Seller desires to sell, and Buyer desires to purchase, all of such Offshore Seller’s Blocker Shares;

WHEREAS, each Domestic Seller desires to sell, and Buyer desires to purchase, all of such Domestic Seller’s Class A Units and, to the extent applicable, Incentive Units; and

WHEREAS, simultaneously with the execution of this Agreement and effective upon the Closing, each of Lawrence E. Loper, the Company’s President, and Lawrence R. Serafin, the Company’s Chief Financial Officer (the “Key Employees”), is entering into an employment agreement between the Company, Buyer, and such Key Employee, substantially in the form attached hereto as Exhibit A, which includes non-competition and non-solicitation restrictions.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions.

The following terms, as used herein, have the following meanings:

“Action” means any action, claim, lawsuit, arbitration, audit, notice of violation, complaint, investigation, petition, suit, or other proceeding, whether civil or criminal, in law or in equity before any Governmental Authority.

“Adjustment Escrow Amount” has the meaning set forth in Section 2.2(b).

“Affected Employee” has the meaning set forth in Section 5.6.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided that no Seller shall be deemed an Affiliate of any member of the Company Group. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or any similar combined, consolidated, or unitary group defined under state, local or foreign income tax law).

“Agreement” has the meaning set forth in the preamble hereto.

“Asserted Liability” has the meaning set forth in Section 8.4(a).

“Associated Person” has the meaning set forth in Section 3.1(r)(iv).

“Audax Blocker” has the meaning set forth in the recitals hereto.

“Audax Entities” has the meaning set forth in the preamble hereto.

“Audited Financial Statements” has the meaning set forth in Section 3.3(e)(i).

“Blocker Corporations” has the meaning set forth in the recitals hereto.

“Blocker Shares” means the outstanding shares of common stock in the Blocker Corporations.

“Bribery Act” has the meaning set forth in Section 3.1(r)(iv).

“Business” means the business conducted by the Company Group.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the United States are generally closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Cap” has the meaning set forth in Section 8.2(b).

“Cash” means the sum of cash and cash equivalents of the Company Group (less checks issued but not cleared).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Class A Unit” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Balance Sheet Principles” means GAAP consistent with the accounting principles and practices applied in preparation of the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2013.

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Payment” has the meaning set forth in Section 2.1.

“Closing Price Pro Rata Portion” means, with respect to each Seller, such Seller’s portion of the Closing Purchase Price, expressed as a percentage, determined in accordance with the LLC Agreement.

“Closing Purchase Price” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company 401(k) Plan” means the High Pressure Equipment Company 401(k) Profit Sharing Plan.

“Company Contracts” has the meaning set forth in Section 3.3(k)(i).

“Company Disclosure Schedule” has the meaning set forth in the introduction to Section 3.2.

“Company Expenses” has the meaning set forth in Section 9.6.

“Company Group” means the Company and its Subsidiaries.

“Company Indemnitees” has the meaning set forth in Section 5.4(a).

“Company Lease” has the meaning set forth in Section 3.3(i).

“Confidentiality Agreement” has the meaning set forth in Section 5.10.

“Contract” means any written agreement, arrangement, bond commitment, indenture, instrument, lease, purchase order or license.

“Current Assets” means all current assets of the Company Group reflected as current assets on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet (as applicable), including without limitation, accounts receivable, prepaid expenses and deposits, and inventory, but excluding Cash and any prepaid management fees.

“Current Liabilities” means all current liabilities of the Company Group reflected as current liabilities on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet (as applicable), including without limitation, accounts payable, accrued expenses, accrued compensation, accrued bonuses to employees of the Company and its Subsidiaries (other than any bonuses that are Company Expenses), bonuses to directors and senior management of Staffordshire set forth on Section 3.3(e)(ii) of the Company Disclosure Schedule (whether or not accrued) except to the extent paid prior to Closing, and accrued severance payments payable to employees of the Company and its Subsidiaries terminated prior to the Closing Date, but excluding all obligations relating to (i) loans from or to owners of equity interests (including their Affiliates) and other Debt, (ii) accrued Income Taxes and (iii) checks issued but not cleared.

“Debt” means the aggregate amount of principal, interest, prepayment penalties, and any other sums due on early termination and repayment or redemption calculated to the Closing Date for, without duplication, all obligations (i) for borrowed money of the Company and its Subsidiaries, (ii) evidenced by bonds, debentures, notes, or other similar instruments of the Company and its Subsidiaries (but excluding, for the avoidance of doubt, any checks issued but not cleared), (iii) to pay the deferred purchase price of property, plant and equipment or services of the Company and its Subsidiaries, except trade accounts payable arising in the ordinary course of business, (iv) contingent or otherwise, of the Company or its Subsidiaries, directly or indirectly, guaranteeing any indebtedness of any other Person, and (v) to reimburse the issuer in respect of drawn letters of credit, performance or surety bonds or similar obligations held by the Company or its Subsidiaries, except for, in each case of (i) through (v), (x) any item accrued on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet and (y) any Company Expense.

“Deductible Amount” has the meaning set forth in Section 8.2(b).

“Domestic Sellers” has the meaning set forth in the preamble hereto.

“Encumbrance” means any claim, charge, lease, covenant, easement, encumbrance, pledge, security interest, lien, option, mortgage, deed of trust, hypothecation, conditional sale, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by Contract or Law, except, in the case of the Class A Units, Incentive Units or Blocker Shares, for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Environmental Claim” means any and all written claims alleging potential liability, administrative or judicial actions, suits, orders, liens, notices alleging liability, notices of violation, investigations by Governmental Authorities which have been disclosed to any member of the Company Group, complaints, requests for information relating to the Release or threatened Release of Hazardous Substances, proceedings, or other written communication, whether criminal, civil or administrative based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances at any location.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment or natural resources (including all air, surface water, groundwater or land, including land surface or subsurface, flora and fauna and other natural resources), historic or cultural resources, or human health and safety (to the extent related to exposure to harmful or deleterious substances), or relating to the processing, distribution, use, treatment, storage, disposal, Release or handling of, or exposure to Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.3(q)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Escrow Agent” means Wells Fargo Bank, National Association or any successor thereof appointed in accordance with the terms of the Escrow Agreement.

“Escrow Account” has the meaning set forth in Section 2.2(b).

“Escrow Agreement” has the meaning set forth in Section 2.2(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4(a).

“Estimated Company Expenses” means the sum of (i) the Company Expenses incurred prior to the date of delivery of the Estimated Closing Balance Sheet and (ii) a reasonable estimate of the Company Expenses to be incurred on and folloing such date.

“Estimated Net Debt” means Net Debt, calculated on the basis of the Estimated Closing Balance Sheet.

“Estimated Working Capital Adjustment” means the Working Capital Adjustment, calculated on the basis of the Estimated Closing Balance Sheet.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Final Closing Balance Sheet Documents” has the meaning set forth in Section 2.4(b).

“Final Net Debt” means Net Debt, calculated on the basis of the Final Closing Balance Sheet.

“Final Working Capital Adjustment” means the Working Capital Adjustment, calculated on the basis of the Final Closing Balance Sheet.

“Financial Statements” has the meaning set forth in Section 3.3(e)(i).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 3.3(r)(ii).

“Foreign Plan” has the meaning set forth in Section 3.3(p)(viii).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied, except that such term shall mean U.K. GAAP when referring to the Staffordshire Financial Statements.

“Governmental Authority” means any federal, state, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality thereof or any arbitrator.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Incentive Unit” has the meaning set forth in the LLC Agreement.

“Income Taxes” means any federal, state, local or foreign Tax determined by reference to net income, net worth, or any Tax imposed in lieu of such a Tax, including, but not limited to, any franchise Tax.

“Indemnification Escrow Amount” has the meaning set forth in Section 2.2(b).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.4(d).

“Intellectual Property” means any and all of the following: (a) patents and patent applications, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, trade dress, trade names, domain names logos and corporate names, (c) copyrights and copywrightable works, (d) trade secrets and other confidential technical information or know-how, and (vi) registrations and applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.3(e)(i).

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Key Employees” has the meaning set forth in the preamble hereto.

“Knowledge of the Company” means the actual knowledge of Lawrence E. Loper, Lawrence R. Serafin, or Steve Goldstraw, in each case after inquiry with such employees of the Company or its Subsidiaries that directly report to such individual.

“Law” means any U.S. federal, state or local law or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, degree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Leased Real Property” means all real property leased to any member of the Company Group pursuant to a Company Lease.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 29, 2012, as amended by Corrective Amendment, dated as of June 25, 2013, as may be further amended, restated and/or otherwise modified from time to time.

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any event, occurrence, change, development or effect that, individually or in the aggregate, is materially adverse to the business, properties, operations, results of operations, or financial condition of the Company Group, taken as a whole, other than any change or effect relating to or arising out of (a) the public announcement of this Agreement or the identity of Buyer, (b) any change in political, regulatory, economic or financial or commodity market conditions affecting the United States generally or any of the territories or industries in which the Company Group operates, (c) any outbreak or substantial worsening of war or hostilities, or terrorist act, calamity or natural disaster, (d) any change in applicable Law or accounting principles or official binding interpretations thereof, or (e) any failure of any member of the Company Group to meet any projections or forecasts (provided that the underlying causes of such failures may be taken into account in determining the existence of a Material Adverse Effect).

“Net Debt” means the Debt of the Company Group less Cash.

“Notice Period” has the meaning set forth in Section 8.4(a).

“Offshore Sellers” has the meaning set forth in the preamble hereto.

“Outside Date” has the meaning set forth in Section 6.1(a)(ii).

“Particular Seller” has the meaning set forth in Section 8.5(f).

“Particular Seller Claim” has the meaning set forth in Section 8.5(f).

“Permits” has the meaning set forth in Section 3.3(r)(i).

“Permitted Encumbrances” means (i) Encumbrances to secure any Debt of any member of the Company Group under any of the credit facilities set forth on Section 1.1 of the Company Disclosure Schedule, (ii) statutory Encumbrances arising by operation of law with respect to a liability incurred in the ordinary course of business, (iii) Encumbrances for Taxes not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other Encumbrances and security obligations, (v) non-exclusive licenses of Intellectual Property, licenses of Intellectual Property disclosed in Section 3.3(k)(i)(L) of the Company Disclosure Schedule, and other licenses of Intellectual Property that are not reasonably likely to impair, in any material respect, the Company Group’s continued use of the Intellectual Property in the operation of the Business as presently conducted, and (vi) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Authority.

“Plan” has the meaning set forth in Section 3.3(p)(i).

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(e).

“Pre-Closing Period” means a taxable period that ends on or before the Closing Date.

“Pre-Closing Period Return” means any Tax Return for a Pre-Closing Period.

“Pro Rata Portion” means, with respect to each Seller, such Seller’s portion of the Purchase Price, expressed as a percentage, determined in accordance with the LLC Agreement.

“Pro Rata Portion Schedule” has the meaning set forth in Section 2.4(g).

“Purchase Price” means the Closing Purchase Price as adjusted in accordance with Section 2.4.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, filling, discharging, injecting, escaping, leaching, dumping, depositing or disposing of a Hazardous Substance to the environment.

“Section 755 Allocation” has the meaning set forth in Section 7.1.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Sellers” means the Domestic Sellers and the Offshore Sellers.

“Sellers’ Representative” has the meaning set forth in the recitals hereto.

“Skadden” has the meaning set forth in Section 9.14.

“Staffordshire” means Staffordshire Hydraulic Services Limited, a company incorporated and registered in England and Wales.

“Staffordshire Financial Statements” has the meaning set forth in Section 3.3(e)(i).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Straddle Period Return” means any Tax Return for a Straddle Period.

“Subsidiary” means, with respect to any specified Person, (a) a corporation fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Target Working Capital” means $9,400,000 (nine million four hundred thousand U.S. Dollars).

“Tax” means any foreign, federal, state, county, or local income, corporation, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment (including national insurance contributions), payroll, severance, capital gains or withholding tax, escheat and unclaimed property or other tax, duty, fee, assessment or charge imposed by any U.S. or foreign taxing authority or any interest or penalties related thereto.

“Tax Return” means a report, return, or other information filed or required to be filed with a taxing authority with respect to Taxes.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Wasserstein Blocker” has the meaning set forth in the recitals hereto.

“Wasserstein Offshore” has the meaning set forth in the preamble hereto.

“Wasserstein Offshore GP” has the meaning set forth in the preamble hereto.

“Working Capital Adjustment” means an amount equal to Current Assets less Current Liabilities less the Target Working Capital.

“Year-End Inventory Count” has the meaning set forth in Section 2.4(a).

ARTICLE II

PURCHASE AND SALE

Section 2.1        Purchase and Sale.

(a)        Buyer and each of the Sellers, severally and not jointly, hereby agree that at the Closing (i) Buyer shall purchase from each Domestic Seller, and each Domestic Seller shall sell, transfer, convey and assign to Buyer, the number of Class A Units and, to the extent applicable, Incentive Units set forth opposite such Domestic Seller’s name on Schedule I and (ii) Buyer shall purchase from each Offshore Seller, and each Offshore Seller shall sell, transfer, convey and deliver to Buyer, all Blocker Shares set forth opposite such Offshore Seller’s name on Schedule I, in each case of (i) and (ii) free and clear of all Encumbrances.

(b)        At the Closing, Buyer shall pay, in consideration for the purchase of the Class A Units, Incentive Units and Blocker Shares pursuant to Section 2.1(a), and in accordance with Section 2.2 hereof, an amount equal to (i) $160,000,000 (one hundred sixty million U.S. Dollars), (ii) either less the Estimated Net Debt if such amount is positive or plus an amount equal to the absolute value of the Estimated Net Debt if such amount is negative, (iii) either plus the Estimated Working Capital Adjustment if such amount is positive or less an amount equal to the absolute value of the Estimated Working Capital Adjustment if such amount is negative, less (iv) the Estimated Company Expenses (the amount determined in accordance with the preceding clauses (i) through (iv), “Closing Purchase Price”), less (v) the Indemnification Escrow Amount, less (vi) the Adjustment Escrow Amount (the amount determined in accordance with the preceding clauses (i) through (vi), the “Closing Payment”).

Section 2.2        Payment of Closing Payment and Escrow Amounts.

(a)        At the Closing, Buyer shall make the Closing Payment to the Sellers’ Representative for the benefit of the Sellers by wire transfer in immediately available funds to the bank account(s) of the Sellers’ Representative or its designee designated by the Sellers’ Representative at least two Business Days prior to the Closing Date. As soon as practicable thereafter, the Sellers’ Representative shall distribute to each Seller (i) an amount equal to the product of (A) the Closing Payment and (B) such Seller’s Closing Price Pro Rata Portion and (ii) a schedule calculating such Seller’s Closing Price Pro Rata Portion.

(b)        At Closing, the Buyer shall pay to the Escrow Agent, (i) an amount in cash equal to $8,000,000 (eight million U.S. Dollars) (the “Indemnification Escrow Amount”) and (ii) an amount equal to $250,000 (two hundred fifty thousand U.S. Dollars) (the “Adjustment Escrow Amount”), in each case by wire transfer in immediately available funds into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit B, subject to the Escrow Agent’s review and comment (the “Escrow Agreement”).

Section 2.3        Closing.

(a)        The closing of the transactions contemplated by Section 2.1 hereof (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, or by exchange of documents by email, at 10:00 a.m., New York City time, on the second Business Day following the satisfaction and/or waiver of the conditions to Closing set forth in Article IV (other than those conditions which are to be satisfied only on the Closing Date), or at such other time and date as the parties mutually agree in writing (the “Closing Date”).

(b)        Deliveries by the Sellers. At the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Buyer:

(i)        on behalf of each Domestic Seller, a duly executed counterpart of an assignment and assumption agreement in respect of such Domestic Seller’s Class A Units and, to the extent applicable, Incentive Units, in each case substantially in the form attached hereto as Exhibit C;

(ii)        on behalf of each of Wasserstein Offshore GP and Wasserstein Offshore, a duly executed stock power in respect of its Blocker Shares in Wasserstein Blocker;

(iii)        on behalf of each Audax Entity, one or more stock certificates evidencing such Audax Entity’s Blocker Shares in the Audax Blocker, duly endorsed in blank or with stock powers duly executed by the applicable Offshore Seller;

(iv)        on behalf of the Domestic Sellers, a duly completed and executed certificate from the Company (a “Company FIRPTA Certificate”) in the form attached hereto as Exhibit D1;

(v)        on behalf of each Offshore Seller, a duly completed and executed certificate from each Blocker Corporation (a “Blocker FIRPTA Certificate”) in the form attached hereto as Exhibit D2;

(vi)        on behalf of the Sellers, the certificate referred to in Section 4.1(a)(iii) hereof; and

(vii)        a counterpart to the Escrow Agreement duly executed by the Sellers’ Representative on behalf of each Seller.

(c)        Deliveries by the Company. At the Closing, the Company shall deliver to Buyer:

(i)        a payoff letter in respect of the Credit Agreement, dated as of June 29, 2012, as amended, by and among High Pressure Equipment Company LLC, the lenders party thereto and Madison Capital Funding LLC, substantially in the form attached hereto as Exhibit E, subject to review by and comment from Madison Capital Funding LLC;

(ii)        a duly completed and executed Companies House Form MR04 related to the debenture, dated March 4, 2014, by and between Staffordshire and Barclays Bank plc, and reasonably satisfactory evidence (including by email confirmation from Barclays Bank plc to Staffordshire or its legal advisers) that the Encumbrances created by such debenture have been released effective as of, or prior to, the Closing;

(iii)        a copy of the Company’s certificate of formation, certified by the Secretary of State of the State of Delaware, and good standing certificates of the Company and each of its Subsidiaries (other than HiP International Sales Company Inc.), dated within five Business Days before Closing, from the Secretary of State of the State of Delaware (in the case of the Company and High Pressure Equipment Company LLC), from the Secretary of State of the State of Pennsylvania (in the case of High Pressure Equipment Company LLC) and the Companies House (in the case of Staffordshire), each stating that the Company or the applicable Subsidiary is in good standing in the applicable jurisdiction (in the case of the Company and High Pressure Equipment Company LLC) or, in the case of Staffordshire, that (A) it is up to date with its filing requirements, (B) no action has been taken by the Registrar of Companies for England and Wales to strike Staffordshire off the register or to dissolve it as defunct and (C) as far as the Registrar of Companies for England and Wales is aware, Staffordshire is not in liquidation or subject to an administration order and no receiver or manager of Staffordshire’s property has been appointed; and

(iv)        the certificate referred to in Section 4.1(a)(iii) hereof.

(d)        Deliveries by Buyer. At the Closing, Buyer shall deliver:

(i)        to the Sellers’ Representative for the benefit of the Sellers, the Closing Payment, pursuant to Section 2.2(a);

(ii)        to the Escrow Agent, the Indemnification Escrow Amount and Adjustment Escrow Amount, pursuant to Section 2.2(b);

(iii)        to each Domestic Seller, a duly executed counterpart of an assignment and assumption agreement in respect of such Domestic Seller’s Class A Units and, to the extent applicable, Incentive Units, in each case substantially in the form attached hereto as Exhibit C;

(iv)        to the Sellers’ Representative, a duly executed counterpart to the Escrow Agreement;

(v)        to the Company, a duly executed counterpart to the LLC Agreement; and

(vi)        to the Company and to the Sellers’ Representative, the certificates referred to in Section 4.2(a)(iii) hereof (on behalf of itself and Guarantor).

(e)        Repayment of Debt; Company Expenses. At the Closing, Buyer shall, on behalf of the Company, (i) repay and discharge in full all Debt of the Company and its Subsidiaries and (ii) pay all Company Expenses to the Persons entitled thereto in accordance with the invoices and instructions that such Persons have delivered to the Company prior to the Closing; provided that no invoice shall be required for any item specified in clause (ii) of the proviso to Section 9.6(ii).

Section 2.4        Purchase Price Adjustment.

(a)        No later than three Business Days prior to the Closing Date, the Company shall deliver to Buyer (i) an unaudited projected consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing, prepared in accordance with the Closing Balance Sheet Principles and without including any Company Expenses or any other actual or anticipated adjustments or effects arising from the transactions contemplated hereby, (the “Estimated Closing Balance Sheet”), (ii) a schedule calculating the Estimated Net Debt, (iii) a schedule calculating the Estimated Working Capital Adjustment and (iv) a schedule calculating the Estimated Company Expenses; provided that, the inventory reflected on the Estimated Closing Balance Sheet shall be based on the physical count of the inventory conducted by the Company following the year end (the “Year-End Inventory Count”), which shall be completed at least three Business Days prior to the Closing Date and may be observed by Buyer in accordance with Section 5.2.

(b)        Within 75 days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative (i) an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing, prepared in accordance with the Closing Balance Sheet Principles and without including any Company Expenses or any other actual or anticipated adjustments or effects arising from the transactions contemplated hereby (the “Final Closing Balance Sheet”), (ii) a schedule calculating the Final Net Debt, (iii) a schedule calculating the Final Working Capital Adjustment and (iv) a schedule calculating the Company Expenses ((i) through (iv) collectively, the “Final Closing Balance Sheet Documents”). Notwithstanding the foregoing, if the Closing occurs on or within two

Business Days following December 31, 2014, (i) “Final Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company for the fiscal year ending December 31, 2014, and (ii) to the extent that such unaudited consolidated balance sheet is not prepared in accordance with the Closing Balance Sheet Principles or does include Company Expenses or any other actual or anticipated adjustments or effects arising from the transactions contemplated hereby, any effect of any of the foregoing shall be excluded from the calculation of the Final Net Debt and the Final Working Capital Adjustment. The inventory reflected on the Final Closing Balance Sheet shall be based on a physical count of the inventory as of the Closing Date to be commenced by the Company on the Closing Date, which may be observed by Sellers in accordance with Section 2.4(c); provided that, in the event that the Closing occurs on or within two Business Days following December 31, 2014, the inventory reflected on the Final Closing Balance Sheet shall be based on the Year-End Inventory Count.

(c)        Following the Closing, the Buyer shall, and shall cause the Company to, provide the Sellers and any independent auditors and other representatives of the Sellers with reasonable access at all reasonable times to, and opportunity to examine and make copies of, the properties, books, records, working papers (including those prepared by auditors and other representatives) and personnel of the Company and its Subsidiaries for purposes of reviewing the Final Closing Balance Sheet. The Sellers’ Representative shall have 30 days after receipt of the Final Closing Balance Sheet Documents to dispute all or any portion of the Final Closing Balance Sheet Documents by written notice to Buyer, setting forth in reasonable detail the basis for such dispute. If the Sellers’ Representative fails to notify Buyer of any such dispute within such 30-day period, the Final Closing Balance Sheet Documents shall be final and binding on the parties. In the event that the Sellers’ Representative shall so notify the Buyer of any dispute, the Buyer and the Sellers’ Representative and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible. Any such written resolution shall be final and binding on the parties.

(d)        If Buyer and the Sellers’ Representative and their respective accountants are unable to resolve any such dispute within 30 days of the Sellers’ Representative’s delivery of such dispute notice, such dispute shall be resolved by PricewaterhouseCoopers LLP (the “Independent Accounting Firm”), which shall make its determination as promptly as practicable. The Independent Accounting Firm shall, acting as expert and not as arbitrator, determine whether and to what extent, if any, the Final Closing Balance Sheet Documents require adjustment. Of the expenses relating to the engagement of the Independent Accounting Firm, each of Buyer, on the one hand, and Sellers, on the other hand, shall bear a fraction equal to (i) the absolute value of the difference between (A) the Post-Closing Adjustment that would have been payable under Section 2.4(e) based on the submission of such party (or, in the case of Sellers, Sellers’ Representative’s on behalf of Sellers) and (B) the Post-Closing Adjustment payable according to Section 2.4(e) as calculated based on the Independent Accounting Firm’s determination divided by (ii) the sum of the amount calculated in accordance with the preceding clause (i) for Buyer and the amount calculated in accordance with the preceding clause (i) for Sellers; provided that, in the event that the Independent Accounting Firm’s determination is more favorable to a party than such party’s submission, the other party shall bear all of the costs of the Independent Accounting Firm. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Final Closing Balance Sheet Documents to it and, in any case, as soon as practicable after submission. The Final Closing Balance Sheet Documents, as modified by resolution of any dispute by Buyer and the Sellers’ Representative, on behalf of the Sellers, or by the Independent Accounting Firm, shall be final and binding on the parties.

(e)        Promptly following the final determination of the Final Net Debt and the Final Working Capital Adjustment, if the amount equal to the Estimated Net Debt less the Final Net Debt plus the Final Working Capital Adjustment less the Estimated Working Capital Adjustment plus the Estimated Company Expenses less the Company Expenses (the “Post-Closing Adjustment”) is a positive number, Buyer shall pay such amount to the Sellers’ Representative for the benefit of the Sellers, and the Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse the Adjustment Escrow Amount from the Escrow Account by wire transfer of immediately available funds to Sellers’ Representative for the benefit of the Sellers. If the Post-Closing Adjustment is a negative number, Sellers’ Representative and Buyer shall cause the Escrow Agent to pay to Buyer, an amount equal to the absolute value of the Post-Closing Adjustment from the Adjustment Escrow Amount; provided that, if the Post-Closing Adjustment is a negative number and its absolute value is greater than the balance of the Adjustment Escrow Amount then available in the Escrow Account, then Sellers’ Representative and Buyer shall cause the Escrow Agent to disburse from the Indemnification Escrow Amount by wire transfer of immediately available funds to Buyer the amount by which the absolute value of the Post-Closing Adjustment exceeds the available balance of the Adjustment Escrow Amount (up to the available balance of the Indemnification Escrow Amount in the Escrow Account). If the amount of the Post-Closing Adjustment is (i) a negative number and its absolute value is less than the balance of the Adjusted Escrow Amount available in the Escrow Account or (ii) equal to zero, then Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse from the Escrow Account by wire transfer of immediately available funds to Sellers’ Representative for the benefit of the Sellers the amount by which the Adjustment Escrow Amount exceeds the absolute value of the Post-Closing Adjustment. In the event of any payment according to this Section 2.4(e) from Buyer or the Escrow Agent to the Sellers’ Representative for the benefit of the Sellers, the Sellers’ Representative shall, as soon as practicable thereafter, distribute to each Seller an amount equal to the product of (i) such payment and (ii) such Seller’s Pro Rata Portion.

(f)        Any payment under this Section 2.4 shall be treated as an adjustment to the Purchase Price for any Tax purposes, except as otherwise required by applicable Law.

(g)        As soon as practicable following any adjustment of the Purchase Price under this Section 2.4, the Sellers’ Representative shall deliver (i) to each Seller a schedule calculating such Seller’s Pro Rata Portion and (ii) to Buyer a schedule calculating the Pro Rata Portions of all Sellers (the “Pro Rata Portion Schedule”).

(h)        Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall (i) make any adjustment to any distribution to Sellers under the last sentence of Section 2.4(e), 7.6(a) and/or Section 8.5(e) that is necessary to compensate for any amount by which any payment to a Seller under the second sentence of Section 2.2(a) exceeded or fell short of what such Seller would have been entitled to if the Closing Payment had been distributed in accordance with each Seller’s Pro Rata Portion as opposed to its Closing Price Pro

Rata Portion and (ii) provide to each Seller, following each such distribution, a schedule calculating the adjustment of the payment to such Seller.

Section 2.5        Sellers’ Representative.

(a)        Each Seller hereby authorizes and directs the Sellers’ Representative as its agent, proxy, attorney-in-fact and representative under the Transaction Documents to take such action on behalf of such Seller, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative pursuant to this Agreement, including, without limiting the generality of the foregoing, (i) execution, delivery and receipt of the Escrow Agreement, (ii) preparation and delivery of the certificate pursuant to Section 4.1(a)(iii) hereof, (iii) the right to receive notices and other documentation, pursuant to the terms of this Agreement, on behalf of the Sellers, (iv) amending and waiving the terms of this Agreement pursuant to Section 9.9 hereof, but excluding, without the prior consent of all Sellers, any change that would be inconsistent with the LLC Agreement, (v) receipt of the Purchase Price and amounts, if any, in the Escrow Account, on behalf of the Sellers, pursuant to Sections 2.1(b) and 2.2 and distribution thereof to the Sellers in accordance with Section 8.5, (vi) termination of the Agreement pursuant to Section 6.1 hereof, (vii) settlement of any claims for which the Sellers may be required to indemnify or pay to, or entitled to indemnification or payment from, Buyer pursuant to this Agreement, and (viii) any other actions contemplated by or in furtherance of this Agreement.

(b)        Each Seller agrees that (i) the Sellers’ Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the transactions contemplated hereby, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s willful misconduct, (ii) the Sellers’ Representative shall not owe any fiduciary duty or have any fiduciary responsibility to any of Sellers or the Company as a result of any actions taken as the Sellers’ Representative pursuant to this Agreement, except for such actions taken or omitted to be taken resulting from the Sellers’ Representative’s willful misconduct, respectively, and (iii) each Seller, severally and not jointly, in accordance with such Seller’s Pro Rata Portion, shall defend, indemnify and hold harmless the Sellers’ Representative and its Affiliates and each of their respective officers, directors, employers and agents from and against all expenses (including fees and expenses of counsel) losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a Sellers’ Representative hereunder or arising out of acts or omissions of such Person in such capacity (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) except for, in any case, acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law.

(c)        Buyer shall be entitled to rely conclusively on the instructions and actions of the Sellers’ Representative required or permitted to be taken by the Sellers’ Representative under any Transaction Document, and no Seller shall have any cause of action against Buyer or its Affiliates for any action taken by Buyer in reliance upon the instructions or decisions of the Sellers’ Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1        Representations and Warranties of the Sellers. Each Seller, severally and not jointly, and solely with respect to such Seller, hereby represents and warrants to Buyer that:

(a)        Due Organization and Good Standing. If such Seller is a corporation, limited liability company or partnership, such Seller is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of its state of organization.

(b)        Authorization of Transaction. Such Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party, and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all required corporate or other action, as the case may be, on the part of such Seller and no other corporate or other proceedings, as the case may be, on the part of such Seller are necessary to authorize the execution and delivery of the Transaction Documents or to consummate the transactions contemplated thereby. This Agreement has been, and at Closing each other Transaction Document to be executed by such Seller (if any) will be, duly executed and delivered by such Seller and constitutes, or will constitute (as applicable), a valid and legally binding obligation of such Seller, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with the execution and delivery of the Transaction Documents by such Seller or the performance by such Seller of its obligations hereunder, except (i) filings under the HSR Act, (ii) those that become applicable as a result of matters specifically related to Buyer or its Affiliates, and (iii) such other Governmental Authority filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

(c)        Ownership of Class A Units, Incentive Units and Blocker Shares.

(i)        If such Seller is a Domestic Seller, such Seller is the record and beneficial owner of the number of Class A Units and, to the extent applicable, Incentive Units set forth opposite such Seller’s name on Schedule I, and has good and marketable title to such Class A Units and, to the extent applicable, Incentive Units, free and clear of all Encumbrances. No such Seller is a party to or is bound by any Contracts, agreements or understandings with respect to the voting or sale or transfer of Class A Units, Incentive Units or other equity interests of the Company, other than this

Agreement, the LLC Agreement and, in the case of a holder of Incentive Units, the applicable employment agreement of such holder.

(ii)        If such Seller is an Offshore Seller, (A) such Seller is the record and beneficial owner of all Blocker Shares set forth opposite such Seller’s name on Schedule I, and such Blocker Corporation is the record and beneficial owner of the number of Class A Units set forth opposite such Blocker Corporation’s name on Schedule I, and such Seller and such Blocker Corporation have good and marketable title to such Blocker Shares and such Class A Units (as applicable), free and clear of all Encumbrances, (B) such Blocker Shares have been duly authorized and validly issued and constitute the percentage of the issued and outstanding shares of common stock in the Blocker Corporation set forth opposite such Seller’s name on Schedule I and there are no Contracts, agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any other shares in the Blocker Corporation, and (C) such Blocker Corporation does not hold any assets other than such Class A Units and does not have any liabilities other than those resulting from its ownership of such Class A Units.

(d)        Legal Proceedings. As of the date of this Agreement, there are no material Actions pending or, to the actual knowledge of such Seller, threatened, challenging the validity or propriety of the transactions contemplated hereby. Such Seller is not subject to any judgment, decree, injunction or order of any court, which has had or would have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

(e)        No Conflict or Violation. The execution and the delivery and performance of the Transaction Documents by such Seller and the consummation of the transactions contemplated thereby will not (i) assuming receipt of all authorizations, consents and approvals described in Section 3.1(b) have been obtained, violate any applicable Law to which such Seller is subject, and (ii) if such Seller is not an individual, violate the articles of incorporation, by-laws, limited liability company agreement or such other organizational documents of such Seller and (if applicable) such Seller’s Blocker Corporation, except with respect to the foregoing clause (i) as would not, individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

Section 3.2        Additional Representations and Warranties of the Offshore Sellers. Each Offshore Seller, severally and not jointly, and solely with respect to such Seller and the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I, hereby represents and warrants to Buyer that:

(a)        All income Tax Returns and other material Tax Returns of the applicable Blocker Corporation required to be filed on or before the Closing (taking into account any available extensions) have been (or will be) duly and timely filed and all such Tax Returns are true, correct, and complete in all material respects. The applicable Blocker Corporation has timely paid all Taxes required to have been paid by such Blocker Corporation (whether or not shown as due on any Tax Return).

(b)        As of the date of this Agreement, no actions, claims, administrative proceedings, or court proceedings with regard to Taxes or any Tax Return referred to in clause (a) of this Section 3.2 are currently pending or threatened in writing, and all deficiencies asserted or assessments made, if any, in respect of any Taxes of the applicable Blocker Corporation as a result of any such proceeding have been paid in full.

(c)        No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any Taxes payable by the applicable Blocker Corporation is in effect as of the date hereof, and no waiver or extension of any statute of limitations with respect to any Tax liability or deficiency of the applicable Blocker Corporation is presently in effect.

(d)        The applicable Blocker Corporation (i) is not and has never been a member of any Affiliated Group that filed or was required to file an affiliated, consolidated, combined, or unitary Tax Return and (ii) has no liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws).

(e)        There are no Encumbrances for Taxes on any assets of the applicable Blocker Corporation other than Permitted Encumbrances.

(f)        The applicable Blocker Corporation has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(g)        The applicable Blocker Corporation will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any similar provision of any applicable Law) or other agreement with a Governmental Authority executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any applicable Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date.

(h)        No claim has ever been made by an authority in a jurisdiction where a Blocker Corporation does not file any Tax Return that such Blocker Corporation is or may be subject to Tax in any such jurisdiction.

(i)        The representations in this Section 3.2 constitute the sole representations and warranties of each Offshore Seller with respect to Tax matters relating to the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I and, except with respect to Section 3.2(g), may be relied upon only for Pre-Closing Periods.

Section 3.3        Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to Buyer on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Buyer that:

(a)        Due Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed, qualified or authorized to do business and is in good standing in each jurisdiction in which such licensing, qualification or authorization is necessary under applicable Law, except where the failure to be so licensed, qualified or authorized would not be reasonably likely to have a Material Adverse Effect. The Company has all requisite limited liability company power and authority necessary to own, lease and operate its respective properties and to carry on its respective businesses as now conducted, except where the failure to be so qualified or otherwise authorized would not be reasonably likely to have a Material Adverse Effect. Section 3.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the jurisdictions in which the Company is qualified to do business as a foreign entity.

(b)        Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all required corporate or other action, as the case may be, on the part of the Company and no other corporate or other proceedings, as the case may be, on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) filings under the HSR Act, (ii) those that become applicable as a result of matters specifically related to Buyer or its Affiliates, and (iii) such other Governmental Authority consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would be reasonably likely to have a Material Adverse Effect.

(c)        Capital Structure.

(i)        The Class A Units and Incentive Units constitute 100% of the issued and outstanding membership interests in the Company and the Company does not have any outstanding stock appreciation rights, restricted stock, restricted stock units, phantom stock, performance based equity rights or other similar equity rights or obligations. The Class A Units and the Incentive Units are duly authorized and validly issued. Except as set forth in Section 3.3(c)(i) of the Company Disclosure Schedule, the Class A Units and the Incentive Units are not subject to and have not been issued in violation of any purchase option, call option, preemptive rights, rights of first refusal, subscription right or similar rights.

(ii)        There are no Contracts, agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any other membership interests in the Company. Neither the Company, its Subsidiaries, nor their Affiliates is a party to or is bound by any Contract, agreements or understandings with respect to the voting or sale or transfer of any of the Class A Units, Incentive Units or other equity interests of the Company, other than this Agreement, the LLC Agreement and, any employment agreement pursuant to which Incentive Units have been issued. At Closing, the Class A Units and Incentive Units purchased, directly or indirectly, by Buyer shall constitute all of the issued and outstanding membership interests of the Company and will be free and clear of all Encumbrances.

(iii)        (A) There are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company to issue, exchange, transfer, deliver, sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, and (C) there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in the Company.

(d)        Company Subsidiaries. Section 3.3(d) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and its jurisdiction of formation, and neither the Company nor any of its Subsidiaries holds or beneficially owns, nor has it agreed to acquire, any interest (including shares) in any other Person. All issued and outstanding shares of capital stock or other equity interests (as applicable) of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and are owned directly or indirectly by the Company or a Subsidiary of the Company as indicated in Section 3.3(d) of the Company Disclosure Schedule, free and clear of all Encumbrances and there are no Contracts, agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any other membership interests in the Company’s Subsidiaries. Each such Subsidiary is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets and is qualified to do business in every jurisdiction in which its lease or ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or otherwise authorized would not reasonably be expected to have a Material Adverse Effect. Section 3.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list of the jurisdictions in which each of the Company’s Subsidiaries is qualified to do business as a foreign entity.

(e)        Financial Statements; No Undisclosed Liabilities.

(i)        The Company has delivered to Buyer true and complete copies of the audited consolidated balance sheet and audited consolidated statements of income and cash flows of the Company and its Subsidiaries (other than Staffordshire) for the fiscal years ended December 31, 2012 and December 31, 2013 (including, in each case, any notes thereto) (the “Audited Financial Statements”), unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine-month period ended September 30, 2014 (the “Interim Financial Statements”), and unaudited balance sheet and statement of income of Staffordshire for the fiscal year ended June 30, 2013 (the “Staffordshire Financial Statements”, and, together with the Audited Financial Statements and Interim Financial Statements, the “Financial Statements”). Except as set forth in Section 3.3(e)(i) of the Company Disclosure Schedule, the Financial Statements were prepared (i) in the case of the Audited Financial Statements, in accordance with GAAP and (ii) in the case of the Interim Financial Statements, in accordance with GAAP to the extent applicable, in all material respects, and otherwise in accordance with the accounting principles and practices applied by the Company in preparation of its quarterly financial statements, in each case of (i) and (ii) applied on a consistent basis for the periods involved. The Financial Statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of its operations and, where applicable, cash flows for the periods then ended.

(ii)        Except as set forth in Section 3.3(e)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any liabilities required by GAAP to be reflected on an audited consolidated balance sheet of the Company or disclosed in the notes to the Company’s financial statements except (A) as and to the extent disclosed in the Financial Statements, (B) liabilities incurred in connection with the transactions contemplated by this Agreement, and (C) liabilities incurred in the ordinary course since the date of the Interim Financial Statements that would not have a Material Adverse Effect.

(f)        Absence of Changes. Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, since the date of the Interim Financial Statements and, in the case of the following clauses (i) and (iii), through the date of this Agreement, (i) each member of the Company Group has conducted its business in the ordinary course consistent with past practices in all material respects, (ii) no event, change, effect, circumstance, development or occurrence has occurred or fact or circumstance has arisen that has had or would reasonably be expected to have a Material Adverse Effect and (iii) no member of the Company Group has taken any action that if proposed to be taken after the date hereof, would require the consent of Buyer under Section 5.1.

(g)        No Conflict or Violation. Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, the execution and the delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) assuming all authorizations, consents and approvals described in Section 3.3(b) have been obtained, violate any applicable Law or Permit to which any member of the Company Group is subject, (ii) conflict with, result in a violation or breach of the terms, conditions, or provisions of or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice, waiver or consent under any Contract, indenture, right of first refusal, non-competition agreement, lease, license, instrument or other contract or arrangement to which any member of the Company Group is a party or by which it is bound or to which its assets are subject, (iii) violate the LLC Agreement or (iv) conflict with, or result in a breach or violation of, any provision of (A) the Company’s certificate of formation, or (B) the organizational documents of each of its Subsidiaries, each as amended to date, except with respect to the foregoing clauses (i), (ii) and (iv)(B) as would not reasonably be expected to have a Material Adverse Effect.

(h)        Legal Proceedings. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, as of the date of this Agreement, there are no material Actions pending, or, to the Knowledge of the Company, threatened against any member of the Company Group (or any of such member’s respective officers or directors in their capacity as officers or directors), before any Governmental Authority. As of the date of this Agreement, there are no such material Actions pending or, to the Knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated hereby. No member of the Company Group is subject to any material judgments, decrees, injunctions, or orders of any Governmental Authority.

(i)        Real Property. No member of the Company Group owns any real property. Section 3.3(i) of the Company Disclosure Schedule sets forth a complete list and the location of all real property directly or indirectly leased to any member of the Company Group (each, a “Company Lease” and, collectively, the “Company Leases”). True and complete copies, as of the date of this Agreement, of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have heretofore been furnished to Buyer. No member of the Company Group has received any written notice from the landlord or lesser under any of the Company Leases claiming that any member of the Company Group is in breach in any material respect of its obligations under a Company Lease. There exists no material default, nor any condition, state of facts or events which, with the passage of time or giving of notice, would constitute a material default by any member of the Company Group under any Company Lease, and, to the Knowledge of the Company, no other party to any Company Lease is in breach thereof or default thereunder. All of the land, buildings, structures and other improvements used by any member of the Company Group in the conduct of the Business are included in the Leased Real Property. Except as listed in Section 3.3(i) of the Company Disclosure Schedule: (A) no member of the Company Group has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Company Lease, affect any right or obligation under any Company Lease or otherwise be binding upon any successor to the position of such member of the Company Group under any Company Lease, (B) no member of the Company Group has contested, and no member of the Company Group is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Company Lease, and (C) no member of the Company Group has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Company Lease or to purchase the real property subject to any Company Lease.

(j)        Taxes. Except as set forth in Section 3.3(j) of the Company Disclosure Schedule:

(i)        All income Tax Returns and other material Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing (taking into account any available extensions) have been (or will be) duly and timely filed and all such Tax Returns are true, correct, and complete in all material respects. The Company and its Subsidiaries have timely paid all Taxes required to have been paid by them (whether or not shown as due on any Tax Return).

(ii)        As of the date of this Agreement, no actions, claims, administrative proceedings, or court proceedings with regard to Taxes or any Tax Return referred to in clause (i) of this Section 3.3(j) are pending or threatened in writing, and all deficiencies asserted or assessments made, if any, in respect of any Taxes of the Company and its Subsidiaries as a result of any such proceeding have been paid in full.

(iii)        No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any Taxes payable by the Company or any of its Subsidiaries is in effect as of the date hereof, and no waiver or extension of any statute of limitations with respect to any Tax liability or deficiency of the Company or any of its Subsidiaries is presently in effect.

(iv)        There are no Encumbrances for Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances

(v)        Neither the Company nor any of its Subsidiaries has entered into any written agreement (including, but not limited to, a “closing agreement”) within the meaning of Section 7121 of the Code (or any similar provisions of state, local or foreign Laws) or tax ruling with any Governmental Authority with respect to any tax matter, that may have a continuing effect after the Closing.

(vi)        Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in section 7121 of the Code (or any similar provision of any applicable Law) or other agreement with a Governmental Authority executed on or before the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any applicable Law), (D) installment sale or open transaction disposition made on or before the Closing Date or (E) prepaid amount received on or before the Closing Date.

(vii)        No claim has ever been made by an authority in a jurisdiction where neither the Company nor its Subsidiaries nor any one of them does not file any Tax Return that the Company or any such Subsidiary is or may be subject to Tax in such jurisdiction.

(viii)        At all times since its formation, the Company has been classified for U.S. federal income tax purposes as either an entity that is disregarded as separate from its owner or a partnership.

(ix)        The representations in this Section 3.3(j) constitute the sole representations and warranties of the Company with respect to Tax matters and, except with respect to Section 3.3(j)(vi), may be relied upon only for Pre-Closing Periods.

(k)        Company Contracts.

(i)        Section 3.3(k)(i) of the Company Disclosure Schedule identifies a complete and accurate list of all Contracts in effect as of the date of this Agreement, or, solely with respect to items 1 and 2 of Section 3.3(k)(i)(A) of the Company Disclosure Schedule, as of December 18, 2014, to which any member of the Company Group is a party that are in the categories listed below (collectively, the “Company Contracts”):

(A)        all Contracts involving aggregate consideration in excess of $100,000;

(B)        any Contract (or group of related Contracts) for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per year;

(C)        any Contract (or group of related Contracts) for the purchase, sale or license of products by the Company or for the furnishing or receipt of services by the Company or client referrals to the Company which involves contractual value of more than $100,000 (based on projections set forth under such Contract);

(D)        any Contract concerning the establishment or operation of a partnership, joint venture, or limited liability company;

(E)        any Contract for the disposition of any significant portion of the assets of the Company or its Subsidiaries (other than sales of products in the ordinary course of business) or any agreement for the acquisition of a material amount of the assets or a material business of any other entity (other than purchases of inventory in the ordinary course of business);

(F)        all employment agreements, unwritten and written, and Contracts with independent contractors or consultants (or similar arrangements), in each case, that are not cancelable at will (for any lawful reason or for no reason) without material penalty, payment obligation or other liability or without more than 90 days’ notice (other than as a result of any obligations based on applicable Law outside of the United States);

(G)        any Contract under which any member of the Company Group has borrowed any money or issued any note, bond, indenture, mortgage, security interest or other evidence of Debt or has directly or indirectly created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, liabilities or other similar obligations on behalf of itself or of others, in each case involving a liability of the Company Group in excess of $100,000;

(H)        any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of any member of the Company Group, the performance of which involves consideration in excess of $100,000;

(I)        any Contract, judgment, order, writ, injunction, decree or award containing (1) a covenant not to compete or (2) any other restriction, in each case that materially impairs the ability of any member of the Company Group to freely conduct its business;

(J)        any Contract that purports to limit in any material respect either the type of business or the geographic area in which the Company Group or any of its Affiliates (including, in accordance with the terms of the Contracts in effect on the date hereof, the Buyer or any of its Affiliates after the Closing Date) may engage in business;

(K)        any Contract that grants a third party “most favored nation” status or purports to require the Company Group or any of its Affiliates (including, in accordance with the terms of the Contracts in effect on the date hereof, the Buyer and any of its Affiliates after the Closing Date) to offer a third party the same or better price for a product or service if the Company Group or such Affiliate offers a lower price for the same product or service to another third party; and

(L)        each Contract pursuant to which a member of the Company Group (i) is granted a license to use any material Intellectual Property owned by a third party (other than standard form Contracts granting rights to use commercially available software) or (ii) grants a third party a license to use any material Intellectual Property owned by the Company Group, in each case (i) or (ii) which Contract has a value of not less than $100,000.

(ii)        Except as set forth in Section 3.2(k)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, each Company Contract is valid, binding and in full force and effect, and is enforceable against the member of the Company Group that is party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No event or condition exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of any member of the Company Group under any Company Contract. To the Knowledge of the Company, as of the date of this Agreement, no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any Company Contract on the part of any other party thereto.

(iii)         The Company has made available to Buyer a copy of each Company Contract that is complete and accurate as of the date of this Agreement.

(l)        Product Warranties.

(i)         Section 3.3(l) of the Company Disclosure Schedule sets forth the Company’s standard forms of product warranties and guarantees utilized by the Company and its Subsidiaries as of the date of this Agreement and copies of all other material product warranties and guarantees utilized by the Company and its Subsidiaries as of the date of this Agreement, as may be applicable. Except as set forth on Section 3.3(l) of the Company Disclosure Schedule, no negligence, products liability, strict liability, breach of warranty, failure to warn, consumer fraud or similar claims have been made in writing against any member of the Company Group that remain unresolved, and there are no material liabilities of the Company Group, to the Knowledge of the Company, fixed or contingent, asserted or unasserted, with respect to any product liability or any similar claim that relates to any product sold by the Company Group. Since January 1, 2013 through the date of this Agreement, no member of the Company Group has received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold or distributed by the Company Group. Since January 1, 2013 through the date of this Agreement, there has not been any material product recall (voluntary, involuntary or otherwise) by the Company Group or, to the Company’s Knowledge, with respect to any product manufactured, sold or distributed by it.

(ii)        To the Knowledge of the Company, since January, 1, 2013, all products manufactured, designed or sold by the Company Group, at the time of sale (A) were free from material defects and faulty workmanship and (B) satisfied any and all written specifications related thereto, in each case, in all material respects.

(m)        Customer Relations. Section 3.3(m) of the Company Disclosure Schedule sets forth a correct and current list of the 20 largest customers of the Company Group (determined by dollar volume) for the year ended December 31, 2013 and for the 9-month period ended September 30, 2014 and sets forth the dollar volume of business with each such customer for the same applicable period. No member of the Company Group is in material breach or default under the terms of any material Contract with any such customer. As of the date of this Agreement, no member of the Company Group has received any notice from any customer listed on Section 3.3(m) of the Company Disclosure Schedule of any termination, material breach or default, material limitation, reduction or alteration of its business relationship with the Company Group.

(n)        Supplier Relations. Section 3.3(n) of the Company Disclosure Schedule sets forth a correct and current list of the 20 largest suppliers and vendors of the Company Group (determined by dollar volume) for the year ended December 31, 2013 and for the 9-month period ended September 30, 2014 and sets forth the dollar volume of business with each such supplier or vendor for the same applicable period. No member of the Company Group is in material breach or default under the terms of any material Contract with any such supplier or vendor. As of the date of this Agreement, no member of the Company Group has received any notice from any vendor or supplier listed on Section 3.3(n) of the Company Disclosure Schedule of any termination, material breach or default, material limitation, reduction or alteration of its business relationship with the Company Group or any material increase in the price (excluding normal price fluctuations in the ordinary course of business), or material change of the quality and delivery terms and conditions on which such supplier or vendor will continue to make delivery of its products.

(o)        Employee Matters.

(i)        Section 3.3(o)(i) of the Company Disclosure Schedule lists the following: name, job title, current base compensation, classification as exempt or non-exempt for purposes of overtime pay (for U.S. based employees only), target incentive compensation or other bonuses for the current fiscal year, total compensation for the last fiscal year, annual entitlement to paid time off for the current fiscal year, start date, length of notice period (if applicable) and employing entity of each employee of any member of the Company Group.

(ii)        Except as would not reasonably be expected to result in a material liability to the Company, with respect to any employee or former employee of any member of the Company Group, each member of the Company Group is, and since January 1, 2013, has been in material compliance with all Laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, discrimination on the grounds of any class protected by Law, collective bargaining, parental leave and pay, worker classification (including classification of independent contractors), information and data privacy and security, terms and conditions of employment, unfair dismissal rights, human rights, plant closings and mass layoffs, health and safety, immigration and the payment of social security and other employment Taxes in accordance with Law.

(iii)        As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Company, threatened against any member of the Company Group brought by or on behalf of an applicant for employment, any current or former employee, contractor or consultant or any class of the foregoing, relating to any Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment or consulting relationship. No member of the Company Group is party to or bound by any collective bargaining agreement or any similar agreement with a labor union or labor organization pertaining to any of the employees of any member of the Company Group. To the Knowledge of the Company, no labor union or labor organization has in the last 36 months made a demand for recognition or certification as the bargaining representative of any of the employees of any member of the Company Group and no such employees are currently represented by any labor union or labor organization with respect to their employment with any member of the Company Group. As of the date of this Agreement, no work stoppage involving employees of any member of the Company Group is pending, or, to the Knowledge of the Company, threatened.

(iv)        With respect to any employee that is both employed by a member of the Company Group and based outside of the United States, (A) no notice to terminate the contract of employment has been served, is pending or anticipated, whether by reason of redundancy or otherwise; (B) there are no material sums owing to or from any such employee other than reimbursement of expenses and wages for the current monthly period; and (C) in the last six months, there have been no material changes to any of the terms of employment or engagement or benefits or other entitlements of any such employee other than in the ordinary course of business, nor are any such changes pending or anticipated.

(v)        With respect to any employee that is both employed by a member of the Company Group and based outside of the United States, within the past five years (A) no member of the Company Group has implemented any collective redundancies or layoffs in either case affecting 20 or more employees and no such collective redundancies or layoffs in either case affecting 20 or more employees are currently planned or envisaged by any member of the Company Group and (B) there has been no relevant transfer as defined in the U.K. Transfer of Undertaking (Protection of Employment) Regulations 2006 of any employees to any member of the Company Group.

(p)        Employee Benefit Plans.

(i)        Section 3.3(p)(i) of the Company Disclosure Schedule contains a true and complete list of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that any member of the Company Group sponsors, maintains or contributes to, and (ii) each other material employee benefit plan, program or arrangement, including without limitation, any stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, vacation, fringe benefit, unemployment or severance compensation plan for any current or former employee or director of, or other service provider to, any member of the Company Group (or for a dependent of such individual) that any member of the Company Group sponsors, maintains, contributes to or has any liability to, in each case of clauses (i) and (ii), other than any Foreign Plan or any plan, program or arrangement that any member of the Company Group is required to sponsor, maintain or contribute to by any Governmental Authority (each, a “Plan”).

(ii)        With respect to each Plan, the Company has made available to the Buyer a true and complete copy of each Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (A) each trust, insurance contract or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed annual report on the IRS Form 5500, (D) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recently received IRS determination or opinion letter, (F) all correspondence, compliance letters and opinions issued by the IRS, the Department of Labor, or other applicable Governmental Authority, and (G) all non-discrimination testing with respect to any Plan performed in the past two years.

(iii)        Since January 1, 2007, neither the Company nor any person that was a member of a “controlled group of corporations” with, or was under “common control” with, or was a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) of ERISA sponsors, maintains, contributes or has any liability to (A) a multiemployer plan as defined in Section 3(37) of ERISA, (B) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (C) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(iv)        Except as would not reasonably be expected to result in a material liability to the Company, (A) each Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code and (B) there are no pending, or to the Knowledge of the Company, threatened actions, investigations, audits, suits, disputes or claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, as applicable, or Governmental Authority or otherwise involving any such Plan. Except as would not reasonably be expected to result in a material liability to the Company, no event has occurred and there exists no condition or set of circumstances in connection with any Plan, under which the Company Group could be subject to any risk of liability under Section 4975, 4980B or 4980H of the Code.

(v)        With respect to each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Plan has been determined to be so qualified and has received a favorable IRS determination or opinion letter with respect to its qualification, such determination or opinion letter has not expired and, to the Knowledge of the Company, nothing has occurred that could reasonably result in the revocation of such letter.

(vi)        Except as set forth in Section 3.3(p)(vi) of the Company Disclosure Schedule and except for continuation coverage required under Section 4980B of the Code or as otherwise mandated by applicable Law, and solely at the individual’s expense, the Company has no obligation or potential obligation with respect to employees, former employees, or their respective dependents following the termination of employment or retirement under any health, hospitalization or other welfare plan.

(vii)        Except as set forth on Section 3.2(p)(vii) of the Company Disclosure Schedule attached hereto, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee or officer of any member of the Company Group to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee or officer or (C) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(viii)        With respect to the Plans, all material required contributions, premiums or benefit payments due or payable under any Plan for any period through the Closing Date have been made or paid, or properly accrued on the Company’s financial statements on or before the Closing Date.

(ix)        Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been administered and maintained in material compliance with Section 409A of the Code and the rules and regulations issued thereunder, and no Person is subject to income tax, interest or penalties under Section 409A due to a failure to comply with Section 409A of the Code.

(x)        Except as would not reasonably be expected to result in a material liability to the Company, each material plan, program or arrangement that would otherwise meet the definition of a “Plan” but which is subject to any Law other than U.S. federal, state or local Law (“Foreign Plan”) (A) has been administered in compliance with its terms and operated in compliance with applicable Laws and (B) if required to be registered or approved by a non-U.S. Governmental Authority, (1) has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and (2) no event has occurred since the date of the most recent approval that would reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto. All material payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each Foreign Plan have been paid when due or, if applicable, accrued on the balance sheet of the Company or applicable Subsidiary. Each Foreign Plan is listed on Section 3.3(p)(x) of the Company Disclosure Schedule.

(q)        Environmental Liability. Except as set forth on Section 3.3(q) of the Company Disclosure Schedule:

(i)        All members of the Company Group are, and since January 1, 2013 have been, in material compliance with all applicable Environmental Laws, which compliance includes the possession of all material approvals, permits, licenses, variances, exemptions, certificates, certifications, registrations and other authorizations required under Environmental Laws to own and operate their assets and conduct their operations (“Environmental Permits”), and in material compliance with the terms and conditions thereof;

(ii)        As of the date of this Agreement, no member of the Company Group is subject to any pending or threatened material Environmental Claim;

(iii)        As of the date of this Agreement, no member of the Company Group is subject to any material judicial or administrative order, decree, injunction or judgment pursuant to Environmental Laws;

(iv)        There have been no Releases of Hazardous Substances on, at, under or migrating from any of the real property currently or formerly owned or operated by any member of the Company Group that would reasonably be expected to result in material liability for the Company or any of its Subsidiaries;

(v)        True and complete copies of all Phase I, Phase II and other material investigatory reports, all Environmental Permits, and all material documents relating to the environmental condition of any of the Leased Real Property or otherwise relating to material liabilities of the Business with respect to any Environmental Law, that are in the Company Group’s possession and have been prepared since January 1, 2009 through the date of this Agreement, have heretofore been furnished or made available to Buyer; and

(vi)        Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.3(q) are the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits, environmental matters and any obligations or liabilities arising under or with respect to any of the foregoing.

(r)         Compliance With Law.

(i)        Each member of the Company Group is, and since January 1, 2013, has been, in material compliance with applicable Laws. All material approvals, permits and licenses of Governmental Authorities (collectively, “Permits”) required to conduct the Business are in the possession of the Company, are in full force and effect and are being materially complied with. Since January 1, 2013 through the date of this Agreement, no member of the Company Group has received any written, or to the Knowledge of the Company, oral notice from any Governmental Authority that alleges (A) any material actual or possible violation of applicable Laws or any material Permit or any material failure to comply with any term or requirement of any material Permit, or (B) any material actual or possible, revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit.

(ii)        Each member of the Company Group is, and since July 1, 2011 has been, in material compliance with the U.S. Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”). Since January 1, 2010, no member of the Company Group has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority (A) asserting any violation by any member of the Company Group of the Foreign Corrupt Practices Act or (B) that any member of the member of the Company Group is under investigation by any Governmental Authority for any alleged material violation of the Foreign Corrupt Practices Act.

(iii)        Since December 1, 2009, the Company Group has been in material compliance with (i) all applicable U.S. and foreign export controls and economic sanctions, including the U.S. Export Administration Regulations, and the U.S. Foreign Assets Control Regulations, and (ii) all applicable U.S. and foreign customs and import laws and regulations, including with respect to the payment of any material fees, duties, levies and other amounts required to be paid pursuant thereto.

(iv)        Since July 1, 2012, no member of the Company Group has been, or currently is, engaged in any activity or conduct that would constitute a material offence under the U.K. Bribery Act 2010 (the “Bribery Act”). Since July 1, 2012, no person associated (within the meaning given in section 8 of the Bribery Act) with any member of the Company Group (an “Associated Person”) has, in breach of the Bribery Act, bribed another person (within the meaning given in section 7(3) of the Bribery Act) intending to obtain or retain business or an advantage in the conduct of business for a member of the Company Group of which such person is an Associated Person, and the Company and its Subsidiaries have in place adequate procedures (within the meaning given in section 7(2) of the Bribery Act) designed to prevent their Associated Persons from undertaking any such conduct.

(v)        To the extent required by applicable Law, since January 1, 2013, each member of the Company Group has been, and is currently, in material compliance with the U.K. Data Protection Act 1998 and has not since January 1, 2013 received any written notice or complaint alleging non-compliance with that act (including any information or enforcement notice, or any transfer prohibition notice) and, to the Knowledge of the Company, there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

(s)        Brokers’ Fees. Except as set forth in Section 3.3(s) of the Company Disclosure Schedule, neither the Sellers, the Company, nor any of its Subsidiaries nor any of their respective directors (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for their retention of, and their incurrence of fees and expenses payable in connection therewith to Houlihan Lokey Capital, Inc. and Janney Montgomery Scott LLC for investment banking and other advisory services, all of which shall constitute Company Expenses.

(t)        Intellectual Property.

(i)        Each member of the Company Group owns or has the right to use pursuant to a valid and binding written license, sublicense, agreement or permission all material Intellectual Property used in the operation of the Business as presently conducted, in each case to the Knowledge of the Company as of the date hereof. Except as otherwise contemplated in this Agreement or any Transaction Document or pursuant to any Company Contract, each item of material Intellectual Property owned or licensed to a member of the Company Group immediately prior to the Closing will continue to be owned or otherwise available for use by such member of the Company Group immediately subsequent to the Closing.

(ii)        To the Knowledge of the Company as of the date hereof, (A) each member of the Company Group does not presently infringe upon, misappropriate, or otherwise violate, any Intellectual Property rights of any Person in any material respect, (B) neither the Sellers nor the Company are presently subject to any material pending written notice or claim regarding any of the foregoing (including any written demands or offers to license any Intellectual Property from any Person), and (C)

there is no material infringement, misappropriation, or other violation by any third Person of any Intellectual Property owned by the Company Group. No trademark opposition or cancellation proceedings have been threatened in writing or commenced by or against a member of the Company Group and are pending as of the date hereof with respect to any material trademark. This Section 3.3(t)(ii) is the only representation made with respect to the infringement, misappropriation or other violation of Intellectual Property rights.

(iii)        Section 3.3(t)(iii) of the Company Disclosure Schedule identifies each material trademark registration that as of the date hereof is issued or assigned to a member of the Company Group, and identifies each pending trademark application or application for registration that as of the date hereof is owned by a member of the Company Group. No member of the Company Group owns any patent or patent application as of the date hereof. Section 3.3(t)(iii) of the Company Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name that is owned and used as of the date hereof by a member of the Company Group. With respect to each item of Intellectual Property required to be identified in Section 3.3(t)(iii) of the Company Disclosure Schedule, as of the date hereof:

(A)        a member of the Company Group owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrance (except for Permitted Encumbrances);

(B)        the item is not subject to any material outstanding injunction, judgment, order, decree, ruling or charge issued by any Governmental Authority; and

(C)        as of the date of this Agreement, no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, interference, opposition, cancellation, reexamination, or demand is pending before any Governmental Authority or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that challenges the legality, validity, enforceability, use or ownership of the item;

(iv)        With respect to each item of Intellectual Property owned by a member of the Company Group that constitutes and such member regards as a material trade secret: (A) the applicable member of the Company Group has taken reasonable precautions under the circumstances to protect the secrecy and confidentiality of such trade secret; and (B) to the Knowledge of the Company, such trade secret has not been misappropriated either for the benefit of any Person (other than such member) or to the detriment of the Company in each case in material violation of the Company’s rights therein.

(v)        Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.3(t) and Section 3.3(k)(i)(L) are the Company’s sole and exclusive representations and warranties with respect to Intellectual Property matters.

(u)        Related Party Transactions. No membership interest holder of the Company, nor any Seller, officer, director or employee of any member of the Company Group has been, or is currently, involved in any material business arrangement or relationship, including as a party to any Contract, with any member of the Company Group, other (i) than the LLC Agreement, (ii) any employment agreement, (iii) this Agreement and (iv) any Agreement set forth in Section 3.3(u) of the Company Disclosure Schedule.

(v)        No Other Representations. Except for the representations and warranties expressly made by the Sellers in Section 3.1 hereof, the Offshore Sellers in Section 3.2 hereof and by the Company in this Section 3.3, neither the Sellers, the Company or any of its Subsidiaries, nor any other Person make any express or implied representation or warranty on behalf of or with respect to any of the Sellers, the Company and its Subsidiaries, the Blocker Corporations, the Class A Units, Incentive Units and Blocker Shares, or the Business, and the Sellers and the Company hereby disclaim any representation or warranty not contained in Section 3.1, 3.2 or 3.3.

Section 3.4        Representations and Warranties of Buyer. Buyer represents and warrants to the Company and the Sellers that:

(a)        Due Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets as currently conducted, owned and used, except where failure to be so qualified or authorized would not be reasonably likely to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)        Authorization of Transaction. Buyer has full power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all required corporate or other action, as the case may be, on the part of the Buyer and no other corporate or other proceedings, as the case may be, on the part of the Buyer are necessary to authorize the execution and delivery of the Transaction Documents or to consummate the transactions contemplated thereby. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with the execution and delivery of the Transaction Documents by Buyer or the performance by Buyer of its obligations thereunder, except (i) filings under the HSR Act and (ii) such other Governmental Authority consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)        Brokers’ Fees. Neither the Buyer nor any of their respective directors (or Persons in similar positions), officers, employees or agents has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(d)        Legal Proceedings. There are no Actions pending against Buyer or any of its Subsidiaries, which, if adversely determined, would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries are subject to any judgment, decree, injunction or order of any court, which has had or would have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(e)        No Conflict or Violation. The execution and the delivery and performance of the Transaction Documents by Buyer and the consummation of the transactions contemplated thereby will not (i) violate any applicable Law to which such Buyer is subject, or (ii) violate the articles of incorporation or by-laws of Buyer, except with respect to the foregoing clause (i) as would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.

(f)        Financing. Buyer will have sufficient funds on the Closing Date to enable Buyer to consummate the transactions contemplated hereby including (i) payment of the Purchase Price and (ii) the payments under Section 2.3(e).

(g)        Acquisition for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Class A Units, Incentive Units and Blocker Shares. Buyer is acquiring the Class A Units, Incentive Units and Blocker Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Class A Units, Incentive Units and Blocker Shares. Buyer agrees that the Class A Units, Incentive Units and Blocker Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

(h)        Inspections. The Buyer (directly or through its Affiliates and advisors) is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of the companies such as the Company and its Subsidiaries as contemplated hereunder.

(i)        No Other Representations. Except for the representations and warranties expressly made by Buyer in this Section 3.4, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of or with respect to Buyer, and Buyer hereby disclaims any representation or warranty not contained in this Section 3.4.

Section 3.5        Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to the Company and the Sellers that:

(a)        Due Organization and Good Standing. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets as currently conducted, owned and used, except where failure to be so qualified or authorized would not be reasonably likely to have a material adverse effect on Guarantor’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)        Authorization of Transaction. Guarantor has full power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all required corporate or other action, as the case may be, on the part of the Guarantor and no other corporate or other proceedings, as the case may be, on the part of the Guarantor are necessary to authorize the execution and delivery of the Transaction Documents or to consummate the transactions contemplated thereby. This Agreement constitutes a valid and legally binding obligation of Guarantor, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with the execution and delivery of the Transaction Documents by Guarantor or the performance by Guarantor of its obligations thereunder, except (i) filings under the HSR Act and (ii) such other Governmental Authority consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on Guarantor’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)        No Conflict or Violation. The execution and the delivery and performance of the Transaction Documents by Guarantor and the consummation of the transactions contemplated thereby will not (i) violate any applicable Law to which Guarantor is subject, or (ii) violate the articles of incorporation or by-laws of Guarantor, except with respect to the foregoing clause (i) as would not, individually or in the aggregate, have a material adverse effect on Guarantor’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.

(d)        No Other Representations. Except for the representations and warranties expressly made by Guarantor in this Section 3.5, neither Guarantor nor any other Person makes any express or implied representation or warranty on behalf of or with respect to Guarantor, and Guarantor hereby disclaims any representation or warranty not contained in this Section 3.5.

ARTICLE IV

CONDITIONS OF PURCHASE

Section 4.1        Conditions to Obligations of Buyer.

The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)        Representations and Warranties and Covenants.

(i)        The representations and warranties of each Seller set forth in Section 3.1(a), (b) and (c) and of the Company set forth in Section 3.3(a), (b) and (c) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of the Sellers and the Company shall be true and correct in all respects (other than in the case of Section 3.3(e)(i) and (ii)(C) and Section 3.3(f)(i) and (ii), without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), except for any failure(s) to be so true and correct that has not had and would not reasonably be expected to have a Material Adverse Effect, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true in all material respects as of such specified date);

(ii)        The Company and the Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing; and

(iii)        The Company shall have delivered to Buyer a certificate signed by an officer of the Company, and the Sellers’ Representative, on behalf of the Sellers, shall have delivered to Buyer a certificate signed by an officer of the Sellers’ Representative on behalf of the Sellers, dated as of the Closing Date, that to the knowledge of such Persons, the conditions set forth in Sections 4.1(a)(i) and 4.1(a)(ii) have been satisfied.

(b)        No Material Adverse Effect. There shall not have occurred subsequent to the date of this Agreement any event, occurrence, change or development that shall have had, or shall be reasonably likely to have a Material Adverse Effect.

(c)        Resignation of Directors and Certain Officers. All officers (other than the Key Employees) and directors of the Company and its Subsidiaries shall have submitted their resignations, effective as of Closing, in writing to the Company and copies of such executed resignations shall have been delivered to Buyer.

(d)        Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers set forth in Section 4.1(d) of the Company Disclosure Schedule shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act, including any extensions thereof, shall have expired or been terminated.

(e)        No Injunction. On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

Section 4.2        Conditions to Obligations of the Sellers.

The obligations of the Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Sellers’ Representative on behalf of the Sellers:

(a)        Representations and Warranties and Covenants of Buyer and Guarantor.

(i)        The representations and warranties of Buyer set forth in Section 3.4(a),(b) and (f) and of Guarantor set forth in Section 3.5 shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and all other representations and warranties of Buyer shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), except for any failure(s) to be so true and correct that has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date;

(ii)        Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii)        Each of Buyer and Guarantor shall have delivered to the Company and to the Sellers’ Representative a certificate of the Buyer or Guarantor (as applicable) signed by an officer of the Buyer or Guarantor (as applicable), dated as of the Closing Date, that to the knowledge of such Person, the conditions set forth in Sections 4.2(a)(i) and 4.2(a)(ii) have been satisfied.

(b)        Waiting Periods. All applicable waiting periods under the HSR Act, including any extensions thereof, shall have expired or been terminated.

(c)        No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

(d)        Purchase Price. Buyer shall have delivered the Closing Payment to the Sellers’ Representative, for the benefit of the Sellers, the Indemnification Escrow Amount and the Adjustment Escrow Amount to the Escrow Agent and the amounts payable under Section 2.3(e) to the Persons entitled thereto.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1        Conduct of the Company’s Business.  The Company agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) otherwise expressly contemplated hereby, (ii) set forth in Section 5.1 of the Company Disclosure Schedule, or (iii) consented to by Buyer, in writing, (which consent shall not be unreasonably withheld or delayed), the Company shall and shall cause its Subsidiaries to conduct their respective business and operations in the ordinary course consistent with past practice and in compliance with applicable Law, and, subject to the foregoing, shall not:

(a)        authorize or effect any change in the LLC Agreement or its certificate of formation, articles of association or other organizational documents;

(b)        grant any options, warrants, or other rights to purchase or obtain any of its membership interests or other equity interests or issue, deliver, sell, grant, pledge or otherwise dispose of any of its membership interests or other equity interests;

(c)        issue any note, bond, or other debt security in a material amount or create, incur, assume, or guarantee any material indebtedness for borrowed money or material capitalized lease obligation, in each case, outside the ordinary course of business;

(d)        except in the ordinary course of business and consistent with past practice, sell, lease, transfer or otherwise dispose of, any of the material property or assets of the Business other than pursuant to existing Company Contracts;

(e)        enter into any other commitments or Contracts or make any capital expenditure involving an annualized cost exceeding $100,000, except for commitments, Contracts, or capital expenditures made in the ordinary course of business or for any expenditures made pursuant to existing Company Contracts;

(f)        enter into any Contract under which the Company or any of its Subsidiaries would be prohibited from selling, licensing or otherwise distributing any products or providing services to customers or potential customers or any class of customers;

(g)        terminate, extend, materially amend or materially modify the terms of any Company Contract, except for terminations, extensions, amendments or modifications in the ordinary course of business;

(h)        cancel, compromise or settle any claim, liability or obligation or waive or release any material rights of any member of the Company Group, in each case in an amount in excess of $100,000;

(i)        except as required to maintain qualification pursuant to the Code, adopt, enter into, amend, alter, or terminate any Plan or Foreign Plan;

(j)        hire or fire any employees, independent contractors or other consultants, except in the ordinary course of business;

(k)        enter into, modify or lend any additional amounts pursuant to, a loan agreement with an employee of the Company or its Subsidiaries;

(l)        (i) enter into any Contract or amend or modify or terminate, or give notice to terminate, any existing Contract with any officer, director, stockholder, employee or Affiliate of any member of the Company Group or (ii) grant, accelerate, increase or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any employee, consultant, director or manager of any member of the Company Group, in each case except as required under applicable Law, existing Plans or in the ordinary course consistent with past practice;

(m)        acquire (i) (by merger, consolidation or acquisition of stock or assets or by any other manner) any corporation, partnership, limited liability company, association or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, or (ii) any assets that are material to the Company Group, except for the acquisition of assets in the ordinary course of business or pursuant to a Company Contract entered into prior to the date hereof;

(n)        grant or have come into existence any Encumbrance of any assets of the Business, other than a Permitted Encumbrance;

(o)        make any material changes in the accounting methods, principles or practices, except as required by a change in GAAP;

(p)        enter into any arrangement or relationship of the type described in Section 3.3(u); or

(q)        agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (p).

Section 5.2        Access to Information.  Subject to Section 5.5 hereof, the Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees, auditors and other agents to, afford the officers, directors, employees, auditors and other agents of Buyer reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and, to the extent not prohibited by Law, to all books and records, and shall furnish Buyer with all financial, operating and other data and information with respect to the business and properties of the Company as Buyer, through its officers, employees or agents, or as Buyer’s financing sources, may reasonably request. In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Company and its Subsidiaries prior to Closing.

Section 5.3        Filings and Authorizations; HSR Act Filing.

(a)        The Company, on the one hand, and Guarantor, on the other hand, have heretofore each filed a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby. Each of Buyer, Guarantor the Company and the Sellers further agrees that it will, and will cause its Affiliates to, comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment or control reporting or similar law or regulation of any Governmental Authority with competent jurisdiction. Each of Buyer, Guarantor, the Company and the Sellers agree to reasonably cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Authority to the other party or its counsel. Further, Guarantor agrees to withdraw and refile its HSR Act notification prior to the end of the first HSR Act 30-day waiting period, in accordance with the procedure set forth in 16 C.F.R. 803.12, if reasonably necessary and advisable to avoid issuance of a Request for Additional Information and Documentary Material under the HSR Act.

(b)        In addition to the agreements set forth in (a) above, Buyer and Guarantor shall use its reasonable best efforts to ensure that the consents, approvals, waivers or other authorizations from Governmental Authorities, including without limitation, antitrust clearance under the HSR Act, are obtained as promptly as practicable, and that any conditions set forth therein or established by any such Governmental Authorities are wholly satisfied.

(c)        Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall not be required to (i) defend or contest any action or proceeding, whether judicial or administrative, by any Governmental Authority, (ii) take any action to have vacated, lifted, reversed or overturned any order of any Governmental Authority, (iii) take any action to comply with any Governmental Authority’s request for additional information, or (iv) divest or hold separate any assets, in each case in connection with the transactions contemplated hereby.

Section 5.4        Director and Officer Liability.

(a)        If the Closing occurs, the Buyer and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any officer, director, managing member, or manager of any member of the Company Group (collectively, the “Company Indemnitees”), as provided in the LLC Agreement or in any other organizational document of any member of the Company Group, or in any employment agreement or indemnification agreement between a member of the Company Group and any Company Indemnitee shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company after the Closing. The obligations of the Company under this Section 5.4(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.4(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the

Company Indemnitees to whom this Section 5.4(a) applies shall be third-party beneficiaries of this Section 5.4(a)). If the Closing occurs, the Company shall pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 5.4(a).

(b)        Prior to Closing, the Sellers’ Representative, Company and Buyer will mutually agree on the provider and the terms of an officers’ and directors’ liability tail insurance policy in respect of acts or omissions occurred prior to or at the closing and covering each person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date of this Agreement. The Company shall maintain such tail insurance policy for a period of six years following the Closing. All fees payable by the Company in respect of such tail insurance policy shall be borne by the Sellers, severally and not jointly, in accordance with their Pro Rata Portion.

Section 5.5        COBRA.        Buyer shall, or shall cause the Company Group to, be solely responsible for any obligation arising under Section 4980B of the Code with respect to all “M&A Qualified Beneficiaries” as defined in Treasury Regulation §54.4980B-9.

Section 5.6        Company 401(k) Plan.         The Company shall terminate, or cause to have terminated, the Company 401(k) Plan as of the date immediately preceding the Closing Date. Each employee of any member of the Company Group participating in (or eligible to participate in) the Company 401(k) Plan at the time the Company 401(k) Plan is terminated (each, an “Affected Employee”) shall become eligible to participate immediately following the Closing Date in a 401(k) plan sponsored by the Buyer or one of its Subsidiaries. All resolutions and other documents issued, adopted or executed in connection with such termination shall be subject to the Buyer’s reasonable prior review and comment. Subject to the terms of the applicable plan, the Buyer shall cause such Buyer or Buyer Subsidiary 401(k) plan to accept a direct rollover of eligible rollover distributions (as defined in Section 402(c)(4) of ERISA), made on behalf of an Affected Employee from the Company 401(k) plan.

Section 5.7        Reasonable Best Efforts.

(a)        Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (ii) the obtaining of consents, waivers or approvals of any third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder, except as otherwise provided in Section 5.3(c), and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

(b)        Subject to occurrence of the Closing, the Company and Wasserstein Partners III, LP as its managing member hereby irrevocably waive any and all requirements and conditions under the LLC Agreement (other than those expressly set forth herein) relating to, and irrevocably consent to, (i) the transfer of any Class A Units or Incentive Units contemplated by this Agreement and (ii) to the admission of Buyer as a member of the Company.

Section 5.8        Affiliate Agreements.        Effective as of the Closing, the Sellers and the Company shall terminate, or cause to have terminated, all agreements set forth on Section 3.3(u) of the Company Disclosure Schedule, without any further right, obligation or liability of any Person thereunder.

Section 5.9        Publicity.        Buyer and the Sellers agree to communicate with each other and cooperate with each other prior to any public disclosure of this transaction. Buyer and the Sellers’ Representative agree that no public release or announcement concerning the terms of the transactions contemplated hereby shall be issued by any party without the prior consent of Buyer and the Sellers’ Representative, except as such release or announcement may be required by Law or any Contract to which any party is subject, including any stock exchange listing agreements, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release announcement in advance of such issuance. After the Closing Date, the Sellers and the Sellers’ Representative shall not issue or make any public release or announcement concerning the terms of the transactions contemplated hereby without the prior consent of Buyer, except as such release or announcement may be required by law.

Section 5.10        Confidentiality.        Buyer and its Representatives (as such term is defined in the Confidentiality Agreement) shall treat all information obtained in connection with this Agreement (including in connection with the access provisions of Section 5.2 hereof) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement by and between Wasserstein Partners III (GP), LP and Guarantor, dated as of October 28, 2014 (the “Confidentiality Agreement”), of which the Company is an express third-party beneficiary. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

Section 5.11        Release.        Effective as of the Closing, each of Buyer and the Company, on behalf of itself and its Affiliates, hereby fully and unconditionally releases, acquits and forever discharges (a) each Seller, (b) each Affiliate of any Seller, and (c) each employee of any Seller or of any Affiliate of any Seller that serves or has previously served as officer or director of any member of the Company Group, from any and all manners of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation and other relief, whether known or unknown, whether in law or equity, arising out of, relating to, or accruing from their ownership of membership interests in the Company and/or their service as officer or director (as applicable), other than with respect to any Seller’s obligations under this Agreement;

provided, however, that this Section 5.11 shall not apply to any individual that serves or has previously served as a salaried employee of any member of the Company Group.

ARTICLE VI

TERMINATION

Section 6.1        Termination.

(a)        Termination of Agreement. This Agreement may be terminated as follows:

(i)        by mutual written consent of Buyer and the Sellers’ Representative at any time prior to the Closing Date;

(ii)        by the written notice of Buyer or the Sellers’ Representative to the other party if the Closing shall not have occurred on or before February 13, 2015 (the “Outside Date”); provided, however, that the Outside Date shall automatically be extended to April 1, 2015 if all conditions to Closing set forth in Article IV have been satisfied or waived two Business Days before February 13, 2015, other than the conditions set forth in Sections 4.1(d) and 4.2(b) solely with respect to waiting periods under the HSR Act; provided, further, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(iii)        by the written notice of Buyer or Sellers’ Representative to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any representation, warranty, covenant or other agreement contained herein on the part of the other party, which breach either (i) is not cured within 30 days following written notice to the party committing such breach or (ii) by its nature, cannot be cured prior to the Outside Date.

(iv)         upon ten days’ advance written notice by Buyer or the Sellers’ Representative to the other party, if the conditions set forth in Sections 4.1(e) and 4.2(c) are incapable of being satisfied on or prior to the Outside Date.

(b)        Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 6.1(a) hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto; provided, however, that such termination shall not relieve any party hereto of any liability for damages actually incurred or suffered by any other party as a result of any breach of this Agreement (other than for unintentional or nonwillful breaches of representations, warranties and covenants, as to which no party shall be liable to any other party hereunder).

ARTICLE VII

TAX MATTERS

Section 7.1        Purchase Price Allocation. The parties hereto agree that, for all Tax purposes, the Purchase Price shall be allocated among the Class A Units, the Incentive Units, and the Blocker Shares sold by each Offshore Seller pro rata in accordance with the aggregate Pro Rata Portions of the Sellers of the Class A Units, the Incentive Units, and such Blocker Shares, respectively. Each of the parties hereto agrees to file all of such party’s Tax Returns in a manner consistent with this Section 7.1 and shall not take a contrary position for any Tax purpose unless otherwise required by a determination within the meaning of Section 1313 of the Code (or similar state law). Any portion of the Purchase Price that is not allocated to the Blocker Shares shall be allocated among the assets of the Company in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder (the “Section 755 Allocation”). The Section 755 Allocation shall become final and binding on the parties hereto 10 days after Buyer provides a schedule of the Section 755 Allocation to the Sellers’ Representative, unless the Sellers’ Representative provides a written objection to Buyer specifying the basis for its objection and providing an alternative allocation. Buyer and the Sellers’ Representative shall in good faith attempt to resolve the dispute within 20 days after receipt by the Buyer of the Sellers’ Representative’s written objection. Any such resolution shall be final and binding on the parties hereto. If the parties hereto cannot resolve the dispute within 20 days after Buyer’s receipt of Sellers’ Representative’s written objection, the parties hereto agree to independently allocate any portion of the Purchase Price that is not allocated to the Blocker Shares among the assets of the Company in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder and to each use their own such allocation for all relevant purposes.

Section 7.2        Post-Closing Tax Returns of the Company and its Subsidiaries; Tax Indemnification.

(a)        Post-Closing Tax Returns of the Company and its Subsidiaries. Except as otherwise provided in Section 7.5 with respect to Transfer Taxes, the Sellers’ Representative, at its expense, shall prepare and timely file or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries for any period ending on or before the Closing Date, and, unless and to the extent otherwise required by applicable Law, shall cause the Company to properly elect under Revenue Procedure 2011-29, 2011-18 IRB 746 to deduct 70% of any success-based fees that are paid by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. Any such Tax Return that is a Pre-Closing Period Return shall be prepared in a manner consistent with past practice (and, in the case of any such Tax Return that includes the Closing Date, shall reflect, without limitation, any deduction attributable to amounts paid or accrued by the Company and/or any of its Subsidiaries on or before the Closing Date, including Company Expenses) unless otherwise required by applicable Law; provided that the Sellers acknowledge that the Company will, and that Buyer will cause the Company to, make an election under Section 754 of the Code (and any applicable similar provisions of state or local law) with respect to the Company’s taxable year that includes the Closing Date and that the Sellers’ Representative shall prepare all Tax Returns of the Company for any taxable period ending on the Closing Date consistent with such election, whether or not consistent with past practice. Any Tax Returns described in the immediately preceding sentence shall be submitted by the Sellers’ Representative to Buyer for review and comment at least 30 days prior to the due date (taking into account any applicable extensions) for such Tax Return. The Sellers’ Representative shall consider in good faith any reasonable comments provided by Buyer with respect to any such Pre-Closing Period Return.

(b)        Apportionment. When determining the amounts allocated to, and reported on, any Tax Returns of the Company for any taxable period or portion thereof that ends on the Closing Date, the parties agree to use the closing of the books method under Section 706 of the Code and the Treasury Regulations promulgated thereunder. Taxes of any corporate Subsidiary of the Company for any Straddle Period shall be apportioned in accordance with Section 7.4.

(c)        Amended Returns, Elections, Claims. Neither the Buyer, nor the Company, nor any of the Company’s Subsidiaries, nor any of their Affiliates shall file any amended Tax Return for the Company or any of its Subsidiaries for any Pre-Closing Period or any Straddle Period, or make any election or claim with respect to any Pre-Closing Period or any Straddle Period of the Company or any of its Subsidiaries, without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld; provided that any increase in any Seller’s liability under this Article VII or Section 8.2 or any other provision of this Agreement that could result from the filing of such an amended Tax Return, election, or claim shall be treated as adequate reason to withhold consent unless the Buyer Indemnified parties (as defined in Section 8.2) waive any and all rights to claim indemnification for Losses against the Sellers with respect to any such filing, election, or claim.

(d)        Straddle Period Returns. Buyer at its expense shall prepare and timely file or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries for any Straddle Period. Each such Straddle Period Return shall be prepared in a manner consistent with past practice (and shall reflect, without limitation, any deduction attributable to amounts paid or accrued by the Company and/or any of its Subsidiaries on or before the Closing Date, including Company Expenses) unless otherwise required by applicable Law and shall be submitted by the Buyer to the Sellers’ Representative for review and comment at least 30 days prior to the due date (taking into account any applicable extensions) for such Tax Return. Buyer shall revise any such Straddle Period Return as reasonably requested by the Sellers’ Representative.

(e)        Tax Indemnification. If the Closing occurs, each Seller, severally in accordance with its Pro Rata Portion and not jointly, shall indemnify, defend, and hold harmless the Buyer Indemnified Parties (as defined in Section 8.2) from and against any and all Losses (as defined in Section 8.2) asserted against or suffered by any Buyer Indemnified Party relating to, resulting from, or arising out of:

(i)        any Taxes imposed on the Company or any of its Subsidiaries for any Pre-Closing Period or the portion of any Straddle Period that ends on the Closing Date (as determined pursuant to Section 7.4) except to the extent such Taxes are reflected in the Final Closing Balance Sheet Documents;

(ii)        any Taxes imposed on the Company or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign law) as a result of being a member of any federal, state, local, or foreign consolidated, unitary, combined, or similar group on or prior to the Closing Date except to the extent such Taxes are reflected in the Final Closing Balance Sheet Documents; and

(iii)        any Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries for any taxable period as a transferee or successor by applicable Law, Contract or otherwise (excluding any lease, loan, or similar commercial agreement the principal purpose of which is unrelated to Taxes), where the liability of the Company or the applicable Subsidiary for such Taxes is attributable to a transaction occurring on or before the Closing Date other than any transaction occurring on the Closing Date after the Closing has occurred.

Section 7.3        Post-Closing Tax Returns of the Blocker Corporations; Tax Indemnification.

(a)        Post-Closing Tax Returns of the Blocker Corporations. Except as otherwise provided in Section 7.5 with respect to Transfer Taxes, each Blocker Corporation shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns (including any amendments thereto) of such Blocker Corporation for any period ending on or before the Closing Date. Any such Tax Return that is a Pre-Closing Period Return shall be prepared in a manner consistent with past practice (and, in the case of any such Tax Return that includes the Closing Date, shall reflect, without limitation, any deduction attributable to amounts paid or accrued by the applicable Blocker Corporation on or before the Closing Date) unless otherwise required by applicable Law and shall be submitted by the applicable Blocker Corporation to the Buyer for review and comment at least 30 days prior to the due date (taking into account any applicable extensions) for such Tax Return. The applicable Blocker Corporation shall consider in good faith any reasonable comments provided by Buyer with respect to any such Pre-Closing Period Return.

(b)        Amended Returns, Elections, Claims. Neither the Buyer, nor any Blocker Corporation, nor any of their Affiliates shall file any amended Tax Return for any Blocker Corporation for any Pre-Closing Period or any Straddle Period, or make any election or claim with respect to any Pre-Closing Period or any Straddle Period without the prior written consent of the Offshore Seller set forth opposite such Blocker Corporation’s name on Schedule I, such consent not to be unreasonably withheld; provided that any increase in any Seller’s liability under this Article VII or Section 8.2 or any other provision of this Agreement that could result from the filing of such an amended Tax Return, election, or claim shall be treated as adequate reason to withhold consent unless the Buyer Indemnified parties (as defined in Section 8.2) waive any and all rights to claim indemnification for Losses against the Sellers with respect to any such filing, election, or claim.

(c)        Straddle Period Returns. The Buyer, at its expense, shall prepare and timely file or cause to be prepared and timely filed, all Tax Returns of the Blocker Corporations for any Straddle Period. Each such Straddle Period Return shall be prepared in a manner consistent with past practice (and shall reflect, without limitation, any deduction attributable to amounts paid or accrued by the applicable Blocker Corporation on or before the Closing Date) unless otherwise required by applicable Law and shall be submitted by the Buyer to the Sellers’ Representative for review and comment at least 30 days prior to the due date (taking into account any applicable extensions) for such Tax Return. The Buyer shall revise any such Straddle Period Return as reasonably requested by the Sellers’ Representative.

(d)        Payment of Taxes. Each Offshore Seller shall pay to the Buyer, within two days before the filing of any Tax Return filed in accordance with Section 7.3(a), that portion of the Taxes shown as due on such Tax Return that is allocable to the Pre-Closing Period or, in the case of a Straddle Period Return, the portion of any Straddle Period that ends on the Closing Date as determined pursuant to Section 7.4, in each case, except to the extent that the applicable Blocker Corporation has received distributions from the Company in respect of such Taxes pursuant to Section 6.6 of the LLC Agreement.

(e)        Tax Indemnification. If the Closing occurs, each Offshore Seller, solely with respect to the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I, severally in accordance with the percentage of Blocker Shares owned by such Offshore Seller in such Blocker Corporation and not jointly, shall indemnify, defend, and hold harmless the Buyer Indemnified Parties (as defined in Section 8.2) from and against any and all Losses (as defined in Section 8.2) asserted against or suffered by any Buyer Indemnified Party relating to, resulting from, or arising out of:

(i)        any Taxes imposed on the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I for any Pre-Closing Period or the portion of any Straddle Period that ends on the Closing Date (as determined pursuant to Section 7.4);

(ii)        any Taxes imposed on the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign law) as a result of being a member of any federal, state, local, or foreign consolidated, unitary, combined, or similar group on or prior to the Closing Date; and

(iii)        any Taxes imposed on the Blocker Corporation set forth opposite of such Offshore Sellers’ name on Schedule I with respect to any Person (other than such Blocker Corporation) imposed on such Blocker Corporation for any taxable period as a transferee or successor by applicable Law, Contract or otherwise (excluding any lease, loan, or similar commercial agreement the principal purpose of which is unrelated to Taxes), where the liability of such Blocker Corporation for such Taxes is attributable to a transaction occurring on or before the Closing Date other than any transaction occurring on the Closing Date after the Closing has occurred.

For the avoidance of doubt, no Offshore Seller shall have any indemnification obligation under this Section 7.3(e) for any Losses relating to, resulting from, or arising out of any Taxes imposed on any Blocker Corporation other than the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I.

Section 7.4        Straddle Periods. In order to appropriately apportion any Taxes relating to a Straddle Period for purposes of this Agreement, the parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the relevant entity for all Tax purposes. In any case where applicable Law does not permit the relevant entity to treat the Closing Date as the last day of the taxable year or period, Taxes of such entity and Taxes relating to the assets of such entity shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books; provided, however, that (a) Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis and (b) any transaction undertaken by the Company, its Subsidiaries or a Blocker Corporation after the Closing on the Closing Date that is outside of the ordinary course of business, shall, in the absence of the prior written consent of the Sellers’ Representative to the contrary, be deemed to occur and be taken into account on the day after the Closing Date.

Section 7.5        Transfer Taxes. All Transfer Taxes (including any costs and expenses relating thereto) shall be borne by the Buyer regardless of whether such Transfer Taxes become due or payable on or after the Closing Date. The Buyer shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns required to be filed in respect of such Transfer Taxes and shall transmit to the appropriate taxing authority the Transfer Taxes shown as due on such Tax Returns; provided that, the Buyer shall provide a copy of each Tax Return required to be filed in respect of a Transfer Tax to the Sellers’ Representative for its review and comment not later than 30 days prior to filing such Tax Return (taking into account all applicable extensions), and the Buyer shall consider in good faith all reasonable comments made by the Sellers’ Representative on such Tax Return. The Buyer and the Sellers’ Representative shall cooperate and take any action reasonably requested by the other in order to lawfully minimize such Transfer Taxes. The Buyer shall provide to the Sellers’ Representative a true and complete copy of each such Tax Return as filed and evidence of the timely filing thereof.

Section 7.6        Refunds and Credits.

(a)        Any after-tax portion of any refund or credit of any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of the Sellers and Buyer shall pay an amount equal to such after-tax portion to the Sellers’ Representative for the benefit of the Sellers in immediately available funds within five days after the receipt of such refund or credit by the Buyer or any of its Affiliates and, as soon as practicable thereafter, the Sellers’ Representative shall distribute such amount to the Sellers in accordance with their Pro Rata Portions. Upon the reasonable written request of the Sellers’ Representative, the Buyer shall prepare and file any amended Tax Return or claim for refund or credit of Taxes with respect to any Pre-Closing Period; provided that (a) doing so will have no adverse effect on the Buyer or any of its Affiliates for any taxable period beginning after the Closing Date, (b) the Sellers pay all out-of-pocket expenses and costs of such preparation and filing, and (c) such amended Tax

Return or claim is supportable by the requisite standard under applicable Law to avoid material penalty or other sanction. Any refund or credit of Taxes of the Company or any of its Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of the Buyer.

(b)        Any after-tax portion of any refund or credit of any Taxes of the any Blocker Corporation attributable to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of the Offshore Seller set forth opposite such Blocker Corporation’s name on Schedule I and Buyer shall cause the applicable Blocker Corporation to pay an amount equal to such after-tax portion to the applicable Offshore Seller in immediately available funds within five days after such Blocker Corporation’s receipt of such refund or credit. Upon the reasonable written request of an Offshore Seller, the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I shall prepare and file any amended Tax Return or claim for refund or credit of Taxes with respect to any Pre-Closing Period; provided that (a) doing so will have no adverse effect on the Blocker Corporation for any taxable period beginning after the Closing Date, (b) the applicable Offshore Seller pays all out-of-pocket expenses and costs of such preparation and filing, and (c) such amended Tax Return or claim is supportable by the requisite standard under applicable Law to avoid material penalty or other sanction. Any refund or credit of Taxes of any Blocker Corporation for any taxable period beginning after the Closing Date shall be for the account of such Blocker Corporation.

Section 7.7        Cooperation on Tax Matters; Tax Contests.

(a)        The Company and each of its Subsidiaries, each Blocker Corporation, the Buyer, and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Tax matters (any such audit, litigation, or other proceeding, a “Tax Contest”) for which any Seller may have liability pursuant to this Article VII or Section 8.2. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each of its Subsidiaries, each Blocker Corporation, the Buyer, and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company and each of its Subsidiaries and each Blocker Corporation relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) for such taxable period, and to abide by all record retention agreements entered into with any taxing authority.

(b)        The procedures set forth in Section 7.7(c) and in Section 8.4(a) (concerning notice of Third Party Claims) shall govern the parties’ respective rights and obligations regarding the handling of any Tax Contest with respect to which any Seller may have liability pursuant to this Article VII or Section 8.2.

(c)        Buyer shall be entitled to control any Tax Contest relating to Taxes or Tax Returns of the Company or any of its Subsidiaries or any Blocker Corporation except that

(a) Sellers’ Representative shall be entitled to control any Tax Contest relating to Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Period and (b) each Offshore Seller shall be entitled to control any Tax Contest relating to Taxes or Tax Returns of the Blocker Corporation set forth opposite its name on Schedule I for any Pre-Closing Period. Sellers’ Representative shall be entitled to fully participate in that portion of any Tax Contest relating to Taxes or Tax Returns for any Straddle Period for the Company or any of its Subsidiaries with respect to which any Seller may incur liability and each Offshore Seller shall be entitled to fully participate in that portion of any Tax Contest relating to Taxes or Tax Returns for any Straddle Period for the Blocker Corporation set forth opposite such Offshore Seller’s name on Schedule I with respect to which such Offshore Seller may incur liability. For purposes of this Section 7.7(c), the term “participation” shall include, to the extent lawfully possible under applicable Law, (1) participation in conferences, meetings or proceedings with any taxing authority, the subject matter of which includes an item for which such party may have liability hereunder, (2) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and with respect to the matters described in the preceding clauses (1) and (2), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations. Each party shall execute such consents and other documents, including power of attorney forms, as required by applicable Law, to permit, to the extent lawfully possible under applicable Law, the participation provided for by this Section 7.7(c). Each party shall bear its own costs and expenses with respect to any Tax Contest or participation therein. Notwithstanding any other provision of this Agreement, no Buyer Indemnified Party shall settle, agree to any deficiency, or consent to any judgment with respect to any Tax matter for which any Seller may have liability without the prior written consent of (A) in the case of a Tax matter relating to the Company or any of its Subsidiaries, the Sellers’ Representative or (B) in the case of a Tax matter relating to a Blocker Corporation, the Offshore Seller opposite such Blocker Corporation’s name on Schedule I, in each case which consent may not be unreasonably withheld, conditioned or delayed . If, pursuant to this Section 7.7(c), Buyer is entitled to control a Tax Contest regarding a matter for which any Seller may have liability under this Article VII or Section 8.2, the Sellers’ Representative may require the Buyer to contest such matter in an administrative or judicial proceeding, provided that, in such case, the Sellers shall be responsible for the proportionate costs and expenses associated with the matter for which the Sellers may be liable.

Section 7.8        Dispute Resolution for Tax Matters. The parties shall cooperate in good faith to resolve any dispute relating to Taxes or any liability with respect to Tax matters under this Article VII. If the parties are unable to resolve any such dispute (other than any dispute arising under Section 7.1, which shall be governed by Section 7.1), the parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties; provided, however, that no submission to the Independent Accounting Firm shall be made with respect to a matter that is the subject of a dispute while a Tax Contest related thereto is ongoing, or when a final, binding determination resulting from such Tax Contest itself resolved the matter that was the basis for the dispute. Notwithstanding anything in this Agreement to the contrary, the Buyer and the Sellers shall each pay one-half of the fees and expenses of the Independent Accounting Firm.

Section 7.9        Dissolution of HiP International Sales Company Inc. The Company will dissolve HiP International Sales Company Inc. on or before the Closing Date.

Section 7.10        Treatment of Payments. Unless and to the extent otherwise required by applicable law, all indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the purchase price of the applicable Class A Units, Incentive Units, or Blocker Shares.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW

Section 8.1        Survival.        All representations and warranties in this Agreement shall survive until the first anniversary of the Closing Date, except for those set forth in Section 3.1(a), (b), and (c), Section 3.2, Section 3.3 (a), (b), (c), (d), (j) and (s), Section 3.4(a), (b) and (c) and Section 3.5(a) and (b) (collectively, the “Fundamental Representations”), which shall survive until the date that is 18 months following the Closing Date. All covenants and other agreements shall survive until the later of (i) the time such covenant or agreement is to be performed and (ii) the first anniversary of the Closing Date; provided, however, that Sellers’ indemnification obligations under Section 7.2(e) and 7.3(e) shall survive until the fourth anniversary of the Closing Date. Notwithstanding the foregoing, if (i) an Indemnified Party has given an Indemnifying Party written notice of a claim for indemnification setting forth in reasonable detail the basis of such claim, and (ii) such notice is given prior to expiration of the survival period applicable to the representations, warranties, covenants or other agreements underlying such claim, then such representations, warranties, covenants or other agreements (as applicable) shall survive, solely with respect to such claim, until such claim has been fully resolved.

Section 8.2        Obligations of Sellers.

(a)        Subject to Section 8.2(b) and (c), if the Closing occurs, each Seller agrees, severally in accordance with its Pro Rata Portion and not jointly, to indemnify and hold harmless the Buyer and its Affiliates (including the Company) and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages (excluding incidental, consequential, special or punitive damages, except to the extent awarded to a third party that is not an Affiliate of any Buyer Indemnified Party), liabilities, claims, costs and expenses (including reasonable attorneys’ fees), interest, penalties, judgments and settlements (collectively, “Losses”) incurred by any Buyer Indemnified Party by reason of: (i) any breach of any of the representations or warranties made by the Company or any of the Sellers in this Agreement, (A) in the case of any representation or warranty made as of a specific date, as of such date, and (B) in the case of all other representations or warranties, as of the date of this Agreement or as of the Closing Date, (ii) any breach or nonperformance of any of the covenants, or agreements made by or of the Company or any of the Sellers in this Agreement or (iii) (A) any Company Expenses not otherwise borne by Sellers or (B) a Seller’s claim that it has not received the portion of the Purchase Price to which it is entitled under the LLC Agreement. Notwithstanding the foregoing, with respect to any Losses relating to the matters described in

Section 8.2(a)(i), “Losses” shall exclude any amounts attributable to any claim or set of related claims that do not exceed $25,000 (twenty-five thousand U.S. Dollars) individually or in the aggregate (but shall include the entire amount of such claim or set of related claims in the event that such claim or set of related claims individually or in the aggregate exceeds $25,000); provided, however, that such limitation shall not apply in the case of any Losses resulting from a breach of any Fundamental Representations or the matters described in Section 7.2(e), Section 7.3(e), Section 8.2(a)(ii), and Section 8.2(a)(iii).

(b)        The Sellers shall not be liable to the Buyer Indemnified Parties for any Losses (i) relating to the matters described in Section 8.2(a) unless such Losses exceed an aggregate amount equal to $1,000,000 (one million U.S. Dollars) (the “Deductible Amount”) and then only for Losses in excess of the Deductible Amount and (ii) in excess of the Indemnification Escrow Amount (the “Cap”); provided, however, that, (A) the Deductible and the Cap shall not apply in the case of any Losses resulting from a breach of any Fundamental Representations, (B) the Deductible shall not apply to any matters described in Section 7.2(e), Section 7.3(e), Section 8.2(a)(ii) or Section 8.2(a)(iii), and (C) the Cap shall not apply to any matters described in Section 7.2(e), Section 7.3(e) or Section 8.2(a)(iii). Except with respect to any Losses resulting from fraud or the breach of any representation or warranty set forth in Section 3.1(c), Buyer’s only recourse with respect to any indemnification claims under this Agreement shall be against the balance of the Escrow Account until such balance is zero, at which point Buyer may pursue such claims directly against such Sellers, subject to the limitations provided herein. For the avoidance of doubt, Buyer’s right to pursue claims directly against Sellers set forth in the preceding sentence shall not, in any way, operate to create a liability or obligation on the part of any Seller that would not exist if the balance of the Escrow Account were not zero.

(c)        Notwithstanding anything to the contrary herein, the aggregate liability of each Seller with respect to indemnification obligations under this Agreement shall not exceed an amount equal to the product of (i) such Seller’s Pro Rata Portion and (ii) the Purchase Price.

Section 8.3        Obligations of Buyer and Guarantor.

(a)        If the Closing occurs, (i) Buyer agrees to indemnify and hold harmless the Sellers and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by any Seller Indemnified Party by reason of: (A) any breach as of the date of this Agreement or as of the Closing Date of any of the representations or warranties made by Buyer in this Agreement, (B) any breach or nonperformance of any of the covenants or agreements made by Buyer in this Agreement, or (C) any failure of Buyer to pay for Transfer Taxes for which it is responsible pursuant to Section 7.5, and (ii) Guarantor agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any Losses incurred by any Seller Indemnified Party by reason of (A) any breach as of the date of this Agreement or as of the Closing Date of any of the representations or warranties made by Guarantor in this Agreement, or (B) any breach or nonperformance of any of the covenants or agreements made by Guarantor in this Agreement.

(b)        In the event that Buyer or Guarantor is obligated to make an indemnification payment hereunder, such payment shall be made to the Sellers’ Representative for the benefit of the applicable Seller Indemnified Parties for distribution thereto.

Section 8.4        Indemnification Procedures.

(a)        In the event that any action, proceeding, complaint or litigation is commenced by a third party involving a claim for which a party required to provide indemnity hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay.

(b)        Except with respect to Tax Contests, which shall be governed by Section 7.7, the Indemnifying Party shall have 30 days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Asserted Liability; provided that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel to be retained in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed. If the Indemnifying Party undertakes to defend against such Asserted Liability, (i) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement which (A) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement and (B) imposes any liabilities or obligations on the Indemnified Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party does not undertake within the Notice Period to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement. The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. The Indemnified Party and the Indemnifying Party and the Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

(c)        In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments actually recovered by the Indemnified Party or the Company under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses, (iii) any Tax benefit actually realized by the Indemnified Party or the Company with respect to such Losses and (iv) any reserves set forth with respect to such Losses on the Financial Statements. In the event of the occurrence of any Loss, an Indemnified Party shall use its reasonable best efforts to seek recovery under any applicable insurance policies and against any other Persons responsible therefor. To the extent that an Indemnified Party or its Affiliates receives any such recovery after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any such indemnification payment.

(d)        In no event shall any claim for indemnification be made under any provision of this Agreement after the expiration of the applicable survival period set forth in Section 8.1.

(e)        Except in the case of any claim of fraud, the indemnification provisions set forth in Section 7.2(e), Section 7.3(e), Section 8.2(a), and Section 8.3(a) shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to any breach of this Agreement.

Section 8.5        Indemnification Escrow Amount.

(a)        In order to effectuate payment of any claim of Buyer for any Buyer Indemnified Party under Section 7.2(e), Section 7.3(e) or Section 8.2 that has been finally determined by (i) mutual agreement of Buyer and the Sellers’ Representative or (ii) final, non-appealable award in accordance with Section 9.3, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to pay from the balance of the Indemnification Escrow Amount then available in the Escrow Account, an amount equal to such claim to Buyer in accordance with the terms of the Escrow Agreement.

(b)        On the day that is six months following the Closing Date or, if such day is not a Business Day, on the immediately following Business Day, an amount equal to (i) $4,000,000 (four million U.S. Dollars) of the Indemnification Escrow Amount less any amount previously disbursed to Buyer in accordance with Section 8.5(a), plus (ii) any interest earned on, or other investment proceeds from, the amount specified in the immediately preceding clause (i) shall be disbursed to the Sellers’ Representative for the benefit of the Sellers.

(c)        On the day that is 15 months following the Closing Date or, if such day is not a Business Day, on the immediately following Business Day, the then remaining balance of the Indemnification Escrow Amount in the Escrow Account shall be disbursed to the Sellers’ Representative for the benefit of the Sellers.

(d)        Notwithstanding anything to the contrary in this Section 8.5, if, at the time any disbursement to the Sellers is due under Section 8.5(b) or (c), any claim for indemnification under Section 7.2(e), Section 7.3(e) or Section 8.2 of which a Buyer Indemnified Party has notified Sellers’ Representative in writing has neither been satisfied nor been denied in full by final, non-appealable determination in accordance with Section 9.3, then the Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to withhold from the amount otherwise to be disbursed to Sellers under this Section 8.5 an amount equal to the amount of such claim. Promptly upon final, non-appealable determination of such claim in accordance with Section 9.3, the withheld amount shall be disbursed (i) if it has been finally determined that Buyer is entitled to indemnification in full, to Buyer, or (ii) if it has been finally determined that Buyer is not entitled to any indemnification, to Sellers’ Representative on behalf of Sellers, or (iii) if it has been finally determined that Buyer is entitled to indemnification for only a portion of its claim, to Buyer in such portion, and the remainder of such withheld amount to Sellers’ Representative for the benefit of the Sellers.

(e)        As soon as practicable following receipt by the Sellers’ Representative of any amount under this Section 8.5, the Sellers’ Representative shall distribute to each Seller an amount equal to the product of (i) such amount and (ii) such Seller’s Pro Rata Portion.

(f)        Notwithstanding anything to the contrary in this Section 8.5, in the event that any amount from the Indemnification Escrow Amount has been previously disbursed to Buyer or is withheld from disbursement to the Sellers in accordance with Section 8.5(d), in each case on the basis of a claim of any Buyer Indemnified Party against a particular Seller (a “Particular Seller”) for a breach of a representation in Section 3.1 or 3.2, or for breach of a covenant or other agreement of such particular Seller, or for indemnification under Section 7.3(e) (each, a “Particular Seller Claim”), any disbursement under Section 8.5(e) to such Particular Seller shall be reduced by the amount of such disbursement to Buyer or withholding from disbursement to the Sellers, which amount shall instead be disbursed to all other Sellers in accordance with their Pro Rata Portion. Except to the extent that a Particular Seller Claim can be satisfied solely from the applicable Particular Seller’s Pro Rata Portion of the Indemnification Escrow Amount (before deducting the amount payable in respect of such Particular Seller Claim), such Particular Seller shall indemnify and hold harmless all other Sellers from any Losses resulting from the applicable Particular Seller Claim.

(g)        All matters relating to the Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Escrow Agreement; provided, however, that, in the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of this Agreement shall be controlling. The Escrow Agent shall hold, invest, reinvest and disburse the Indemnification Escrow Amount and Adjustment Escrow Amount in accordance with the Escrow Agreement and the Escrow Account shall not be used for any purpose other than as expressly set forth in this Agreement or in the Escrow Agreement. All fees payable to the Escrow Agent shall be borne by Buyer.

ARTICLE IX

MISCELLANEOUS

Section 9.1        Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Buyer and Sellers’ Representative, except that Buyer may assign this Agreement and its rights hereunder to any of its Affiliates without consent, provided that no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.2        Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflicts of law rules of such state that could mandate the application of the laws of any other jurisdiction.

Section 9.3        Consent to Jurisdiction; Waiver of Jury Trial.

(a)        Each party irrevocably submits to the jurisdiction of the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York (and appellate courts thereof), for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any dispute in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.3. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and appellate courts thereof), and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Dispute brought in any such court has been brought in an inconvenient forum.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 9.4        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by overnight courier service, when mailed by certified or registered mail, return receipt requested, with postage prepaid, or when sent by email (provided receipt is confirmed by telephone, or by email from the recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

High Pressure Equipment Company LLC

2955 West 17th Street

Erie, Pennsylvania 16505

Attn: Lawrence E. Loper

Email: larry@highpressure.com

With copies to (i) until completion of the Closing: the Sellers’ Representative and its legal adviser specified below and (ii) following the Closing: Buyer and its legal adviser specified below.

If to Sellers’ Representative, to:

Wasserstein Partners III (GP), LP

1301 Avenue of the Americas

41st Floor New York, NY 10019

Attn.: Robert Fogelson, Managing Director

Email: rf@wasserco.com

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn.: Howard L. Ellin

Email: howard.ellin@skadden.com

If to any Seller, to such Seller’s address set forth on Schedule 9.4 hereto with copies to the Sellers’ Representative and its legal adviser specified above.

If to Buyer, to:

Graco Fluid Handling (C) Inc.

88 – 11th Avenue NE

Minneapolis, MN 55413

Attn.: Karen Park Gallivan

Email: kgallivan@graco.com

With copies to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attn.: Michael A. Stanchfield

Email: mike.stanchfield@faegrebd.com

If to Guarantor, to:

Graco Inc.

88 – 11th Avenue NE

Minneapolis, MN 55413

Attn.: Karen Park Gallivan

Email: kgallivan@graco.com

With copies to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Attn.: Michael A. Stanchfield

Email: mike.stanchfield@faegrebd.com

Section 9.5        Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6        Fees and Expenses.  Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that (a) Buyer shall bear all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and all filing fees in connection with any required filings or submissions under the HSR Act and (b) the Sellers shall, through the deduction provided for in Section 2.1(b), bear (i) all fees and expenses of the Company incurred through the Closing in connection with this Agreement and the transactions contemplated hereby, including fees and costs of the Company’s advisers, and (ii) all change-in-control, stay-pay and transaction bonuses payable upon consummation of the transactions contemplated hereby (the amounts specified in the preceding clauses (i) and (ii) collectively, the “Company Expenses”).

Section 9.7        Entire Agreement.  This Agreement (including the exhibits and schedules hereto) and the Escrow Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 9.8        Interpretation.    When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.9        Waiver and Amendment.  Any provisions of this Agreement may be waived in writing at any time prior to Closing by Buyer or by the Company, and any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Buyer and Sellers’ Representative. For the avoidance of doubt, no consent of any third-party beneficiary shall be required for any waiver or amendment of any provision of this Agreement.

Section 9.10        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 9.11        Third-Party Beneficiaries.  This Agreement is for the sole benefit of (a) the parties hereto and their permitted assigns, (b) the Buyer Indemnified Parties and (c) the Seller Indemnified Parties (in the case of (b) and (c) solely to the extent this Agreement expressly confers any rights on such Indemnified Parties), and nothing herein express or implied shall give or be construed to give to any Person, other than (i) the parties hereto and such permitted assigns and (ii) Skadden as provided in Section 9.14, any legal or equitable rights hereunder.

Section 9.12        Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 9.13        Specific Performance.  The Sellers and Buyer acknowledge that the business of the Company is unique and recognize and affirm that in the event of a breach of this Agreement by the Sellers, the Company or Buyer, as the case may be, money damages may be inadequate and the non-breaching parties may have no adequate remedy at law. Accordingly, the Sellers, the Company and Buyer agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive, and/or other equitable relief.

Section 9.14      Privilege; Counsel. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has been engaged by Wasserstein Partners III, LP and its Affiliates to represent them in connection with the transactions contemplated hereby. Each of Buyer and the Company (on its behalf and on behalf of its Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between Buyer and/or any of its Affiliates (including the Company), on the one hand, and any of the Sellers and/or Sellers’ Representative, on the other hand, Skadden may represent any of the Sellers and/or the Sellers’ Representative in such dispute even though the interests of the Sellers and/or the Sellers’ Representative may be directly adverse to Buyer, the Company or any of their respective Affiliates and even though Skadden may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Company, and (b) waives any conflict in connection therewith. Each of Buyer and the Company (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Skadden, any member of the Company Group and/or the Sellers (including any of the respective directors, officers and employees of any of the foregoing) that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and shall be controlled by the Sellers and shall not pass to or be claimed by Buyer, the Company or any of their respective Affiliates. Each of Buyer and the Company (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, each of Buyer and the Company (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the transactions contemplated hereby may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. Each of Buyer and the Company (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Sellers’s Representative. Skadden shall be a third party beneficiary for purposes of this Section 9.14.

Section 9.15      Guaranty Regarding Buyer’s Obligations. Guarantor, an Affiliate of Buyer, to induce the Company and Sellers to enter into this Agreement, hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of Buyer’s obligations, covenants, agreements and other liabilities under this Agreement. Guarantor acknowledges and agrees that the Company and Sellers refuse to enter into this Agreement or to consummate the transactions contemplated herein unless Guarantor provides this guaranty and that Guarantor will benefit personally from the Company and Sellers entering into this Agreement and consummating such transactions. Guarantor agrees that this guaranty may be enforced by Sellers’ Representative (on behalf of Sellers) without the necessity at any time of resorting to or exhausting any other remedy against Buyer. This guaranty will automatically expire and be of no further force or effect upon the later of (a) the first anniversary of the Closing Date and (b) final, non-appealable resolution of any claim for indemnification against Buyer pending as of such first anniversary.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

The Company: HIGH PRESSURE EQUIPMENT HOLDINGS LLC

By:	/s/ Robert Fogelson
Name: Robert Fogelson Title: Chairman

Buyer: GRACO FLUID HANDLING (C) INC.

By:	/s/ James A. Graner
Name: James A. Graner Title: President

Guarantor: Solely for purposes of Sections 1.1, 3.5 and 5.3 and Articles VIII and IX GRACO INC.

By:	/s/ James A. Graner
Name: James A. Graner Title: Chief Financial Officer

Sellers’ Representative: WASSERSTEIN PARTNERS III (GP), LP

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr. Title: President

[Signature page to Purchase and Sale Agreement]

Domestic Sellers: WASSERSTEIN PARTNERS III, LP

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr. Title: President of Wasserstein Partners III (GP), LP, its General Partner

WASSERSTEIN HIP CO-INVEST, LP

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr. Title: President of Wasserstein Partners III (GP), LP, its General Partner

WASSERSTEIN PARTNERS III CO- INVESTMENT, LLC

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr. Title: President

[Signature page to Purchase and Sale Agreement]

MADISON CAPITAL FUNDING CO- INVESTMENT FUND LP (SERIES 2012)

By:	MCF CO-INVESTMENT GP LP, its general partner

By:	MCF CO-INVESTMENT GP LLC, its general partner

By:	MADISON CAPITAL FUNDING LLC, its member

By:	/s/ Michael Nativi
Name: Michael Nativi Title: Director

[Signature page to Purchase and Sale Agreement]

LAWRENCE E. LOPER

/s/ Lawrence E. Loper

LAWRENCE R. SERAFIN

/s/ Lawrence R. Serafin

DOUGLAS B. JAMES

/s/ Douglas B. James

SARAH C. JAMES

/s/ Sarah C. James

MARK L. JAMES

/s/ Mark L. James

[Signature page to Purchase and Sale Agreement]

Offshore Sellers: WASSERSTEIN PARTNERS III (OFFSHORE), L.P.

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr. Title: Director and President of Wasserstein Partners III (Offshore), Ltd., its general partner

WASSERSTEIN PARTNERS III (OFFSHORE), LTD.

By:	/s/ George L. Majoros, Jr.
Name: George L. Majoros, Jr. Title: Director and President

[Signature page to Purchase and Sale Agreement]

AUDAX MEZZANINE FUND III, L.P.
By:	Audax Mezzanine Business III, L.P.
Its:	General Partner

By:	Audax Mezzanine Business, L.L.C.
Its:	General Partner

By:	/s/ Kevin Magid
Name: Kevin P. Magid Title: Authorized Signatory

AUDAX CO-INVEST III, L.P.
By:	101 Huntington Holdings, LLC
Its:	General Partner

By:	/s/ Kevin Magid
Name: Kevin P. Magid Title: Authorized Signatory

AUDAX TRUST CO-INVEST, L.P.
By:	101 Huntington Holdings, LLC
Its:	General Partner

By:	/s/ Kevin Magid
Name: Kevin P. Magid Title: Authorized Signatory

[Signature page to Purchase and Sale Agreement]